Exhibit 2.1

Execution Version

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

Dated July 21, 2026

Business Combination Agreement

by and among

Kensington Capital Acquisition Corp. VI

as the Purchaser

Homeland Merger Sub, Inc.

as Merger Sub I

Homeland Merger Sub II, LLC

as Merger Sub II

Nth Cycle, Inc.

as the Company

and

Kensington Capital Sponsor VI LLC

as the Sponsor (for the limited purposes set forth herein)

Exhibits

Exhibit A	Form of Purchaser Charter upon Domestication
Exhibit B	Form of Purchaser Bylaws upon Domestication
Exhibit C-1	Form of First Certificate of Merger
Exhibit C-2	Form of Second Certificate of Merger
Exhibit D	Form of Surviving LLC Agreement
Exhibit E	Form of A&R Registration Rights Agreement
Exhibit F-1	Form of Sponsor Lock-Up Agreement
Exhibit F-2	Form of Seller Lock-Up Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of July 21, 2026 by and among Kensington Capital Acquisition Corp. VI, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), Homeland Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Merger Sub I”), Homeland Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Purchaser (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Nth Cycle, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 6.21, Kensington Capital Sponsor VI LLC, a Delaware limited liability company (the “Sponsor”). The Purchaser, the Merger Subs and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined have the meanings assigned to them in Section 10.01.

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub I is a newly incorporated Delaware corporation, wholly owned by the Purchaser, and was formed for the purpose of effectuating the First Merger;

WHEREAS, Merger Sub II is a newly formed Delaware limited liability company, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Second Merger;

WHEREAS, at least one (1) day prior to the Closing Date and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall de-register from the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Section 206 of the Companies Act (as Revised) of the Cayman Islands (the “Cayman Companies Act,” and such de-registration, continuation and domestication, the “Domestication”);

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and in accordance therewith, (b) file a certificate of domestication and a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “Purchaser Charter upon Domestication”) with the Secretary of State of Delaware, and (c) adopt bylaws in substantially the form attached hereto as Exhibit B (the “Purchaser Bylaws upon Domestication”), and in each case with such changes to the forms attached hereto as Exhibits A and B as may be agreed in writing by the Purchaser and the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, the Delaware Limited Liability Company Act (the “DLLCA”) and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which (a) Merger Sub I will merge with and into the Company, with the Company surviving the merger as a wholly owned Subsidiary of the Purchaser (the “First Merger”), and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned Subsidiary of the Purchaser (such second step merger, the “Second Merger,” and, together with the First Merger, the “Mergers”, and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), with Merger Sub II being the surviving entity of the Second Merger (Merger Sub II, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving LLC”, and the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, (a) immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, the holders of the Purchaser Class B Ordinary Shares shall elect to convert each Purchaser Class B Ordinary Share held by them, on a one-for-one basis, into a Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”); and (b) in connection with the Domestication, (i) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Purchaser Common Stock; (ii) each then issued and outstanding Purchaser Warrant shall become automatically exercisable, on a one-for-one basis, for one (1) share of Domesticated Purchaser Common Stock; (iii) each then issued and outstanding Purchaser Unit shall convert automatically, on a one-for-one basis, into a Domesticated Purchaser Unit; and (iv) each then issued and outstanding Purchaser New Unit shall convert automatically, on a one-for-one basis, into a Domesticated Purchaser New Unit;

WHEREAS, immediately prior to the First Effective Time, (a) each Company Convertible Security that is outstanding immediately prior to the First Effective Time shall automatically be converted in full into shares of Company Common Stock in accordance with the terms thereof (the “Company Note Conversion”), and (b) each Company Warrant that is outstanding and unexercised immediately prior to the First Effective Time shall be automatically exercised on a cashless basis or exercised by the holder thereof for shares of Company Common Stock or Company Preferred Stock, as applicable, or otherwise terminated, in each case, in accordance with the terms of such Company Warrant (the “Company Warrant Exercise,”) and, immediately after giving effect to the foregoing Company Note Conversion and Company Warrant Exercise, each outstanding share of Company Preferred Stock shall automatically convert into such number of shares of Company Common Stock into which such shares of Company Preferred Stock, as applicable, are convertible in connection with the First Merger pursuant to the Company’s Organizational Documents (the “Preferred Stock Conversion” and collectively with the Company Note Conversion and the Company Warrant Exercise, the “Pre-Closing Conversions”), such that immediately following the Pre-Closing Conversions and immediately prior to the First Effective Time, no Company Convertible Securities, Company Warrants or Company Preferred Stock shall remain outstanding;

WHEREAS, at the First Effective Time, (a) the Exercise Period (as defined in the Purchaser Warrant Agreement) of any Domesticated Purchaser Class 2 Warrant (or fraction thereof) that is attached to a share of Domesticated Purchaser Common Stock that is redeemed in the Redemption will (without any further action) be terminated at the First Effective Time; (b) there will be no distinction between the Domesticated Purchaser Class 1 Warrants and the Domesticated Purchaser Class 2 Warrants whose Exercise Period is not terminated pursuant to the preceding clause (a) (the “Domesticated Purchaser Public Warrants”); and (c) the Domesticated Purchaser Units and the Domesticated Purchaser New Units will cease to trade, and the Domesticated Purchaser Common Stock and the Domesticated Purchaser Public Warrants will separately trade;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sellers representing the Requisite Shareholder Approval have executed and delivered to the Purchaser the Seller Voting and Support Agreement, pursuant to which such Sellers have agreed to, among other things, vote or consent to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Purchaser, the Company and the investors named therein (the “PIPE Investors”) have executed and delivered those certain securities purchase agreements dated as of the date of this Agreement (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors are expected to agree, among other things, to purchase from the Purchaser, and the Purchaser has agreed, among other things, to sell to the PIPE Investors, shares of Domesticated Purchaser Common Stock for a PIPE Investment Amount of up to $100,000,000 (such amount, the “Minimum PIPE Investment Amount”), in exchange for cash, substantially concurrently with the Closing (such investment, the “PIPE Investment”);

WHEREAS, from time to time following the date of this Agreement and prior to the Closing, the Purchaser may enter into subscription, purchase or similar agreements with investors, pursuant to which, and on the terms and subject to the conditions of which, such investors will agree to participate in the PIPE Investment;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser, the Sellers party thereto and the other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit E, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, (i) the Sponsor and the Purchaser will enter into a Lock-Up Agreement (the “Sponsor Lock-Up Agreement”) in substantially the form attached hereto as Exhibit F-1, with such changes thereto as may be agreed in writing by the Purchaser and the Company, and (ii) the Purchaser, the Sellers party thereto and the other parties thereto will enter into a Lock-Up Agreement (the “Seller Lock-Up Agreement” and, together with the Sponsor Lock-Up Agreement, the Lock-Up Agreements), in substantially the form attached hereto as Exhibit F-2, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, prior to the consummation of the Transactions, the Purchaser shall, subject to obtaining the Requisite Shareholder Approval, adopt the Purchaser Incentive Award Plan;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (a) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (b) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) the Mergers constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, for the Company to enter into this Agreement and the Ancillary Documents and consummate the Mergers and the other Transactions; (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Mergers and the other Transactions be adopted by the Sellers;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that the Domestication is in the best interests of the Purchaser and its shareholders, as a whole, and declared it advisable for the Purchaser to enter into the Ancillary Documents providing for the Domestication; (b) determined that the Mergers are in the best interests of the Purchaser and its shareholders, as a whole, and declared it advisable for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Mergers and the other Transactions; (c) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (d) adopted a resolution recommending the Domestication, the Mergers and the other Transactions be approved by the Purchaser Shareholders;

WHEREAS, the boards of directors or managing member, as applicable, of each of Merger Sub I and Merger Sub II have unanimously: (a) determined that it is in the best interests of each Merger Sub and the sole stockholder or member of each Merger Sub, and declared it advisable, for each Merger Sub to enter into this Agreement and the Ancillary Documents and consummate the Mergers and the other Transactions; (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (c) recommended the approval of this Agreement by the Purchaser, as each Merger Sub’s sole stockholder or sole member, as applicable;

WHEREAS, the Purchaser, acting in its capacity as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Purchaser’s Organizational Documents, which redemption shall occur as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Cayman Companies Act, at least one (1) Business Day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, NYSE and the Purchaser’s Organizational Documents, as applicable, de-register from the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile and become a Delaware corporation and subject to the receipt of the approval by way of a special resolution passed by the holders of the Purchaser Ordinary Shares entitled to vote thereon in accordance with Article 47 of the Purchaser’s Organizational Documents of the Domestication and its terms, cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (ii) adopting the Purchaser Bylaws upon Domestication, (iii) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (iv) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act.

(b) Effect on Purchaser Securities. (i) Immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, the holders of the Purchaser Class B Ordinary Shares shall elect to convert each Purchaser Class B Ordinary Share held by them, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share, and (ii) in connection with the Domestication, (A) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock, (B) each then issued and outstanding Purchaser Warrant shall become automatically exercisable, on a one-for-one basis, for one (1) share of Domesticated Purchaser Common Stock, (C) each then issued and outstanding Purchaser Unit shall convert automatically, on a one-for-one basis, into a Domesticated Purchaser Unit, and (D) each then issued and outstanding Purchaser New Unit shall convert automatically, on a one-for-one basis, into a Domesticated Purchaser New Unit.

Section 1.02 The Mergers.

(a) Effective Times.

(i) Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction thereof at Closing), on the Closing Date, each of the Company, the Purchaser and Merger Sub I shall cause a certificate of merger with respect to the First Merger in the form attached hereto as Exhibit C-1 (the “First Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Secretary of State of the State of Delaware (the “Secretary”), in accordance with the applicable provisions of the DCGL. The First Merger shall become effective on the date and time at which the First Certificate of Merger has been accepted for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by the Purchaser, Merger Sub I and the Company and set forth in the First Certificate of Merger, being hereinafter referred to as the “First Effective Time”).

(ii) Immediately following the First Effective Time, each of the Surviving Corporation, the Purchaser and Merger Sub II shall cause a certificate of merger with respect to the Second Merger in the form attached hereto as Exhibit C-2 (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged, delivered to and filed with the Secretary, in accordance with the applicable provisions of the DGCL and DLLCA. The Second Merger shall become effective on the date and time at which the Second Certificate of Merger has been accepted for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by the Purchaser, Merger Sub II and the Surviving Corporation and set forth in the Second Certificate of Merger, being hereinafter referred to as the “Second Effective Time”).

(b) The Mergers. At the First Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction thereof at Closing), Merger Sub I and the Company shall consummate the First Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation of the First Merger and as a Subsidiary of the Purchaser (the “Surviving Corporation”). Upon the terms and subject to the conditions of this Agreement, immediately following the First Effective Time and as part of a single integrated transaction, at the Second Effective Time, the Surviving Corporation will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving entity of the Second Merger and as a direct, wholly-owned subsidiary of the Purchaser (the “Surviving LLC”), in accordance with the applicable provisions of the DGCL and the DLLCA.

(c) Effect of the Mergers. The Mergers shall have the effects set forth in the applicable provisions of the DGCL, the DLLCA, this Agreement and the Certificates of Merger. Without limiting the generality of the foregoing, and subject thereto, from and after the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I, Merger Sub II and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving LLC, which shall include the assumption by the Surviving LLC of any and all agreements, covenants, duties and obligations of Merger Sub I, Merger Sub II and the Company set forth in this Agreement to be performed after the Second Effective Time.

(d) Governing Documents.

(i) At the First Effective Time, by virtue of the First Merger and without necessity of further action by the Company or any other Person, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub I, until thereafter amended in accordance with the applicable provisions thereof and the DGCL.

(ii) At the Second Effective Time, by virtue of the Second Merger and without necessity of further action by the Surviving Corporation or any other Person, the certificate of formation and limited liability company agreement of the Surviving LLC shall be amended and restated to be in the forms attached hereto as Exhibit D; provided that the name of the Surviving LLC shall be “Nth Cycle, LLC”.

(e) Directors and Officers. Immediately after the First Effective Time, the board of directors and the executive officers of the Company immediately prior to the First Effective Time shall be the board of directors and the executive officers of the Surviving Corporation. From and after the Second Effective Time, the Surviving LLC shall be member-managed by its sole member and the executive officers of the Surviving LLC shall be such individuals as designated by the sole member of the Surviving LLC, in each case, in accordance with the Delaware Limited Liability Company Act and the amended and restated limited liability company agreement of the Surviving LLC substantially in the form attached hereto as Exhibit D.

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose of this Agreement.

ARTICLE II

CONSIDERATION

Section 2.01 Pre-Effective Time Conversions. Immediately prior to the First Effective Time:

(a) each Company Convertible Security, that is outstanding immediately prior to the First Effective Time (if any), including all principal and interest thereunder, to the extent applicable, shall automatically convert in full into shares of Company Common Stock in accordance with the terms thereof, such that immediately thereafter, all of the Company Convertible Securities shall no longer be outstanding and shall cease to exist, and each holder of a Company Convertible Security shall thereafter cease to have any rights with respect thereto; and

(b) each Company Warrant exercisable for Company Preferred Stock that is outstanding and unexercised immediately prior to the First Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms or otherwise be exercised by the holder of such Company Warrant in full in accordance with its terms or automatically terminated in full in accordance with its terms, as applicable, such that upon such exercise or termination, all such Company Warrants converted into Company Preferred Stock or otherwise terminated shall no longer be outstanding and shall cease to exist, and each holder of such Company Warrants shall thereafter cease to have any rights with respect to such securities;

(c) immediately after giving effect to the conversions and exercises set forth in Sections 2.01(a)-(b), each issued and outstanding share of Company Preferred Stock (including each share of Company Preferred Stock issued upon the conversions and exercises described in Sections 2.01(a)-(b)) shall automatically convert into such number of shares of Company Common Stock into which such shares of Company Preferred Stock, as applicable, are convertible in connection with the First Merger pursuant to the Company’s Organizational Documents, such that upon such conversion, all of the Company Preferred Stock converted into Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities; and

(d) each Company Warrant exercisable for Company Common Stock that is outstanding and unexercised immediately prior to the First Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms or otherwise be exercised in full in accordance with its terms, as applicable, such that upon such exercise, all of the Company Warrants shall no longer be outstanding and shall cease to exist, and each holder of Company Warrants shall thereafter cease to have any rights with respect to such securities.

Section 2.02 Conversion of Securities.

(a) Effect on the Company’s Securities. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Purchaser, the Merger Subs, the Company or any holder of securities of any of the foregoing:

(i) Each share of Company Common Stock that is owned by the Purchaser, the Merger Subs or the Company (in treasury or otherwise) immediately prior to the First Effective Time (each, an “Excluded Share”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii) each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares) but following the conversions contemplated in Section 2.01, shall be cancelled and converted into the right to receive (A) a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio, and (B) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 2.05 (the amount payable pursuant to clauses (A) and (B), the “Merger Consideration”); and

(iii) each outstanding and unvested Company Restricted Stock Award shall be assumed and converted into (i) on the same terms and conditions (including vesting terms) as were applicable to the corresponding Company Restricted Stock Award immediately prior to the First Effective Time, a restricted stock award covering a number of shares of Domesticated Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the First Effective Time and (B) the Exchange Ratio (a “Purchaser Restricted Stock Award”), and (ii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 2.05;

(iv) each outstanding and unexercised Company Option, whether vested or unvested, shall be assumed and converted into (i) on the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Option immediately prior to the First Effective Time, an option to acquire that number of Domesticated Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time and (B) the Exchange Ratio, at an exercise price per share of Domesticated Purchaser Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option by (2) the Exchange Ratio (a “Purchaser Option”), and (ii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 2.05. Notwithstanding anything in this Section 2.02(a)(iv) to the contrary, the exercise price applicable to the Purchaser Options and the number of shares of Domesticated Purchaser Common Stock subject to the Purchaser Options shall, in each case, be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Company Options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code; and

(v) each outstanding Company RSU shall be assumed and converted into (i) on the same terms and conditions (including vesting and settlement terms) as were applicable to the corresponding Company RSU immediately prior to the First Effective Time, a restricted stock unit covering that number of shares of Domesticated Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the First Effective Time, and (B) the Exchange Ratio (a “Purchaser RSU”), and (ii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 2.05.

(b) Effect of the First Merger on Purchaser’s Securities. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Purchaser, the Merger Subs, the Company or any holder of Domesticated Purchaser Units or Domesticated Purchaser New Units, (i) the Exercise Period of any Domesticated Purchaser Class 2 Warrant (or fraction thereof) that is attached to a share of Domesticated Purchaser Common Stock that is redeemed in the Redemption will (without any further action) be terminated at the First Effective Time; (ii) there will be no distinction between the Domesticated Purchaser Class 1 Warrants and the Domesticated Purchaser Class 2 Warrants whose Exercise Period is not terminated pursuant to the preceding clause (i) (the “Domesticated Purchaser Public Warrants”); and (iii) the Domesticated Purchaser Units and the Domesticated Purchaser New Units will cease to trade, and the Domesticated Purchaser Common Stock and the Domesticated Purchaser Public Warrants will separately trade.

(c) Conversion of Merger Sub I Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each share of common stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become 100 fully paid, non-assessable shares of common stock of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Cancellation of Surviving Corporation Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain unchanged and continue to remain outstanding as a limited liability company interest of the Surviving LLC.

Section 2.03 No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the Company Common Stock pursuant to the First Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. Any fractional shares of Domesticated Purchaser Common Stock will be rounded down to the nearest whole number.

Section 2.04 Withholding. Notwithstanding any other provision to this Agreement, the Purchaser, the Merger Subs, the Company, the Surviving Corporation and the Surviving LLC (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are deducted and withheld in accordance with this Section 2.04 and timely paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, except for any payments made pursuant to the last sentence of this Section 2.04, the Purchaser shall use commercially reasonable efforts to provide (x) the Company with advance written notice of any intention to deduct and withhold from any consideration payable to the Sellers at least five (5) days prior to making such deduction and withholding, and (y) such recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the First Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 2.05 Issuance of Earnout Shares.

(a) If, at any time during the seven (7) years following the Closing Date, the last reported sale price of Domesticated Purchaser Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $15.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (such time when the foregoing is first satisfied, the “Trading Earnout Achievement Date”), Purchaser shall promptly issue to each Company Earnout Stockholder a number of shares of Domesticated Purchaser Common Stock equal to (A) the percentage equal to the Company Earnout Stockholder Portion multiplied by (B) 10,000,000 (the “Trading Earnout Consideration”).

(b) If, at any time during the seven (7) years following the Closing Date, the Company shall achieve mechanical completion of its first major black mass refinery in the United States with a minimum capacity of 6,000 tpy (such time when the foregoing is first satisfied, the “Refinery Earnout Achievement Date”), Purchaser shall promptly issue to each Company Earnout Stockholder a number of shares of Domesticated Purchaser Common Stock equal to (A) the percentage equal to the Company Earnout Stockholder Portion multiplied by (B) 10,000,000 (the “Refinery Earnout Consideration”; and, together with the Trading Earnout Consideration, the “Earnout Consideration”).

(c) The Domesticated Purchaser Common Stock price targets set forth in Section 2.05(a) and the number of shares to be issued pursuant to Section 2.05(a) and Section 2.05(b) shall be adjusted to reflect appropriately the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, split, combination, merger, sale or exchange of shares, or any like change with respect to the Domesticated Purchaser Common Stock on or after the date of this Agreement.

(d) In the event that a Purchaser Sale is consummated after the Closing and prior to the date that is seven (7) years following the Closing Date, the Trading Earnout Achievement Date and Refinery Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Purchaser Sale (to the extent Domesticated Purchaser Common Stock has not previously been issued pursuant to this Section 2.05) and the Purchaser shall issue the Domesticated Purchaser Common Stock issuable pursuant to Section 2.05(a) and Section 2.05(b) on the date prior to the closing of such Purchaser Sale (in each case, to the extent such Domesticated Purchaser Common Stock has not previously been issued).

(e) Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of Earnout Shares shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax law.

(f) If the Trading Earnout Achievement Date or the Refinery Earnout Achievement Date shall have occurred, within three (3) Business Days following the applicable Earnout Achievement Date, the Purchaser shall, or shall cause the transfer agent or any replacement transfer agent engaged by the Purchaser to, issue the applicable Earnout Consideration to each Company Earnout Stockholder. Notwithstanding anything in this Agreement to the contrary, any Earnout Consideration issuable under this Section 2.05 in respect of a Company Option, Company RSU or Company Restricted Stock Award that was outstanding as of immediately prior to the First Effective Time shall be issued to the holder of such Company Option, Company RSU or Company Restricted Stock Award only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Purchaser or one of its Subsidiaries through the date on which such Earnout Consideration is issued pursuant to this Section 2.05.

(g) If the Trading Earnout Achievement Date or the Refinery Earnout Achievement Date, as applicable, shall not have occurred on or prior to the date that is seven (7) years following the Closing Date, the Company Earnout Stockholders shall have no further right to receive the applicable Earnout Consideration.

(h) The right of a Company Earnout Stockholder to receive Earnout Consideration pursuant to this Section 2.05 shall not be transferable or assignable to any other Person except by will or intestacy upon the death of a Company Earnout Stockholder that is a natural person and any shares of Domesticated Purchaser Common Stock issuable under this Section 2.05 shall be issued solely in the name of, or for the benefit of, such Company Earnout Stockholder or its permitted transferee in accordance with this Section 2.05(h).

(i) No Domesticated Purchaser Common Stock issuable pursuant to this Section 2.05 shall be issued to any Company Earnout Stockholder who is required to file notification pursuant to the HSR Act or under any applicable Antitrust Law of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) until any applicable waiting period pursuant to the HSR Act or Foreign Antitrust Laws has expired or been terminated; provided, however, that the Purchaser shall provide reasonable advance written notice to each such Company Earnout Stockholder or holder of a Purchaser Option or Purchaser RSU of the reasonably anticipated issuance of Earnout Shares (including the anticipated date of such issuance and the estimated number of shares), and upon receipt of such notice, any such Company Earnout Stockholder or holder of a Purchaser Option or Purchaser RSU shall promptly make all required filing pursuant to the HSR Act or Foreign Antitrust Laws in connection therewith.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Section 3.02 Closing Documents.

(a) Purchaser Closing Certificate. Two (2) Business Days prior to the Closing, the Purchaser shall deliver to the Company a written notice setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemption; (ii) the aggregate amount of the Purchaser Transaction Costs as of the Closing, including any supporting details reasonably requested by the Company; and (iii) the number of shares of Domesticated Purchaser Common Stock to be outstanding as of the Closing and after giving effect to the Domestication and the Redemption (but excluding any securities of Domesticated Purchaser Common Stock to be issued in the Mergers).

(b) Company Closing Certificate. Two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice (the “Company Closing Certificate”) setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing, including any supporting details reasonably requested by the Purchaser.

Section 3.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs.

Section 3.04 Calculation of Exchange Ratio. No later than five (5) Business Days prior to the date of the Purchaser Shareholders’ Meeting, the Company shall deliver to the Purchaser a calculation (the “Exchange Ratio Calculation”) setting forth the Company’s good faith, estimated calculation of the Exchange Ratio (using an estimate of each component thereof as of such date); provided, however, the Company may deliver one or more updated Exchange Ratio Calculations to the Purchaser at any time up to one (1) Business Day prior to the Closing Date in order to reflect any subsequent changes in the outstanding Fully-Diluted Company Shares following the delivery of such Exchange Ratio Calculation in connection with the exercise of any Company Convertible Security, Company Warrant, Company Restricted Stock Award, Company Option or Company RSU. The Company shall make relevant back-up materials used or useful in preparing the Exchange Ratio Calculation, as reasonably requested in writing by the Purchaser, available to the Purchaser and, if requested in writing by the Purchaser, its accountants and counsel at reasonable times and upon reasonable notice. The Company shall give the Purchaser a reasonable opportunity to comment on the Exchange Ratio Calculation and shall consider in good faith any comments provided by the Purchaser in a reasonably timely manner.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, the Company hereby represents and warrants to the Purchaser and the Merger Subs, as of the date of this Agreement and as of the Closing, as follows:

Section 4.01 Organization and Standing. The Company is a Delaware corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. The Company is duly qualified or licensed and in good standing in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly incorporated or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate, limited liability company or other (as applicable) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to the Purchaser true, correct and complete copies of the Target Companies’ Organizational Documents, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

Section 4.02 Authorization; Binding Agreement. Subject to the receipt of the Requisite Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with its Organizational Documents, and (b) other than the Requisite Shareholder Approval, no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and Transactions, (iii) directed that this Agreement be submitted to its shareholders for adoption and (iv) recommended that its shareholders adopt this Agreement.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of nineteen million (19,000,000) shares of Company Common Stock, and eleven million, three hundred and forty-four thousand, nine hundred and twenty-six (11,344,926) shares of Company Preferred Stock, of which three million, four hundred and twenty-eight thousand, six hundred and forty-nine (3,428,649) shares have been designated as Company Series Seed Preferred Stock, three million, six hundred and sixty-nine thousand, four hundred and seventy-five (3,669,475) shares have been designated as Company Series A Preferred Stock, and four million, two hundred and forty-six thousand, eight hundred and two (4,246,802) shares have been designated as Company Series B Preferred Stock. As of July 20, 2026, (i) five million, six hundred and seventy-nine thousand, one hundred and eighty-three (5,679,183) shares of Company Common Stock (inclusive of shares subject to Company Restricted Stock Awards) are issued and outstanding, (ii) three million, four hundred and twenty-eight thousand, six hundred and forty-nine (3,428,649) shares of Company Series Seed Preferred Stock are issued and outstanding, (iii) three million, five hundred and fifty-four thousand, three hundred and one (3,554,301) shares of Company Series A Preferred Stock are issued and outstanding, and (iv) three million, four hundred and ninety-six thousand, four hundred and seventeen (3,496,417) shares of Company Series B Preferred Stock are issued and outstanding. Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of any equity interests of the Company, including the Company Warrants, the Company Restricted Stock Awards, and the Company Options, and the

number of such equity interests held by each such holder as of the date of this Agreement. As of the date of this Agreement, no Company RSUs are outstanding. Other than such equity interests, including the Company Warrants, the Company Restricted Stock Awards, and the Company Options, set forth on Section 4.03(a) of the Company Disclosure Letter, the Company does not have any other issued or outstanding capital stock or securities exercisable or exchangeable for, or convertible into, capital stock.

(b) Prior to giving effect to the Transactions, all of the Company’s capital stock and securities exercisable or exchangeable for, or convertible into, capital stock (other than the Company Warrants, the Company Restricted Stock Awards, the Company Options and the Company RSUs) will be owned by the Sellers free and clear of any Liens other than those imposed under the Company Organizational Documents, applicable securities Laws, Permitted Liens or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter. All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued in accordance with applicable Laws, including applicable securities Law, and the Company Organizational Documents, and is not subject to, nor was it issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Except as set forth on Section 4.03(b)(ii), there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any capital stock or securities exercisable or exchangeable for, or convertible into, capital stock, whether or not outstanding. Except with respect to the Company Restricted Stock Awards, and Company Options, there are no outstanding equity appreciation, phantom equity or other equity or equity-based incentive awards with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s capital stock. Except as set forth in the Organizational Documents of the Target Companies and except for repurchase rights under the Company Equity Incentive Plans (or award agreements thereunder), there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Companies’ equity securities. All of the Target Companies’ securities have been granted, offered, sold and issued in compliance with applicable securities Laws. Each Company Restricted Stock Award, and Company Option was validly granted or issued and properly approved by the Company’s board of directors (or appropriate committee thereof) in accordance with the terms of the applicable Company Equity Incentive Plan. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying share of Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code (in each case, if applicable).

(c) Except as provided for in this Agreement or as set forth on Section 4.03(c) of the Company Disclosure Letter, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Target Companies are issuable and no shares, warrants, options or other securities of the Target Companies will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or payment).

Section 4.04 Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth the names of the Company’s direct and indirect Subsidiaries, and with respect to each Subsidiary (a) its jurisdiction of incorporation or organization, (b) all names other than its legal name under which such Subsidiary does business, as applicable, (c) its authorized shares or other equity interests (if applicable) and (d) the number of issued and outstanding shares or other equity interests of such Subsidiary and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, and, where such concepts are applicable, fully paid and non-assessable, and were offered, sold and delivered in compliance with all applicable securities Laws and their Organizational Documents and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, and they owned by one or more of the Target Companies’ free and clear of all Liens other than those imposed under such Subsidiaries’ Organizational Documents, applicable securities Laws, Permitted Liens or as set forth on Section 4.04 of the Company Disclosure Letter. There are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their owners is a party or bound relating to any membership interests or other equity securities of any of the Company’s direct or indirect Subsidiaries, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or other equity or equity-based incentive awards with respect to the Company’s direct or indirect Subsidiaries. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity interests of the Company’s direct or indirect Subsidiaries.

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 4.05(a) of the Company Disclosure Letter, subject to the receipt of the Requisite Shareholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.05(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the other Ancillary Documents to which the Company is a party and the consummation by the Company of the Transactions does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any Target Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract upon any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser and the Merger Subs contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Target Companies with respect to the Target Companies’ execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Target Companies of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; (iii) any filing or notice required pursuant to the HSR Act; and (iv) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06 Financial Statements.

(a) The Company has provided to the Purchaser: (i) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the unaudited consolidated balance sheet the related unaudited consolidated income statements and statements of cash flows of the Target Companies as of and for the three (3) month period ending March 31, 2026 (the “Interim Company Financials”); and (ii) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet of the Target Companies as of December 31, 2025 and December 31, 2024, and the related consolidated unaudited income statement, changes in stockholders’ equity and statement of cash flows for the fiscal year then ended (together with the Interim Company Financials, the “Unaudited Company Financials” and together with the Interim Company Financials and the Audited Financial Statements, the “Company Financials”). The Company Financials were derived in all material respects from the books and records of the Target Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. Except as set forth on Section 4.06(a) of Company Disclosure Letter, the Company Financials, when delivered, will have been prepared in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby (except in the case of the Unaudited Company Financials for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material) and present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Target Companies as of the dates and for the periods indicated in such Company Financials in conformity with GAAP (except in the case of the Unaudited Company Financials for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material) and were derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Target Companies have established and maintain a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets.

(c) The Company has not identified in writing and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company, (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.07 Undisclosed Liabilities. There is no Liability of any Target Company, except for Liabilities: (a) provided for in, or otherwise reflected or reserved for on the Unaudited Company Financials or disclosed in the notes thereto; (b) that have arisen in the ordinary course of business since the date of the most recent balance sheet included in the Unaudited Company Financials; (c) arising under this Agreement and/or incurred in connection with the Transaction; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since December 31, 2025 through the date of this Agreement, (a) there has not been any Company Material Adverse Effect and (b) each Target Company (i) has conducted its business in the ordinary course of business consistent with past practice, (ii) has not taken any action or committed or agreed to take any action that, if taken after the date of this Agreement, would be prohibited by Section 6.02(b).

Section 4.09 Compliance with Laws.

(a) Each Target Company has, since its inception, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Target Company, taken as a whole. No written notice of non-compliance with any applicable Law has been received by any Target Company since its inception.

(b) Each Target Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders, or other Consents from Governmental Authorities necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such approvals would not, individually or in the aggregate, reasonably be expected to be material to the Target Company, taken as a whole.

Section 4.10 Government Contracts.

(a) Section 4.10(a) of the Company Disclosure Letter is a true, correct and complete list, as of the date of this Agreement, of each Government Contract to which a Target Company is a party and accurately identifies for each such Government Contract current and complete information regarding, where applicable and to the extent the disclosure of such information does not violate any Target Company’s obligations under any law or agreement: the contract number, the customer (contracting agency and prime contractor, as applicable), any subcontracts and the applicable subcontract number (if applicable), the total estimated contract value, the total funded amount, and the contract period of performance. Section 4.10(a) of the Company Disclosure Letter also identifies each Government Contract that was awarded on the basis of any qualification as a small business, or other set aside or preferential prime contractor or subcontractor bidding status (collectively, a “Preferred Bidder Status”). Each Government Contract listed in Section 4.10(a) of the Company Disclosure Letter was legally awarded to the applicable Target Company, is in full force and effect and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms. The Company has delivered or made available to Purchaser copies of the main contract documents including all material modifications, task orders, purchase orders, and delivery orders for those Government Contracts provided on Section 4.10(a) of the Company Disclosure Letter, together with all other material documentation related thereto as requested by Purchaser.

(b) Section 4.10(b) of the Company Disclosure Letter sets forth a current, accurate, and complete list of each Government Bid (including task order bids under current Government Contracts and teaming agreements entered into in preparation for Government Bids) that any Target Company has entered into or submitted to a Governmental Authority (or a prime contractor or higher-tier subcontractor) within the past year, plans to submit within the next 90 days, or for which no notice of award decision has been received by any Target Company 30 days or more prior to the date of this Agreement. Section 4.10(b) of the Company Disclosure Letter accurately identifies for each such Government Bid current, complete, and accurate information regarding, where applicable: the proposal type (new business, task order, etc.), the anticipated award type (sole source, full and open, small business, etc.), the project title, the customer (agency, prime contractor, or higher-tier subcontractor as applicable), the estimated award date and the estimated value of the proposed contract based on the Target Company’s proposal.

(c) Section 4.10(c) of the Company Disclosure Letter sets forth a list of each outstanding teaming agreement or existing joint venture agreement of any Target Company. The Company has made available to the Purchaser true, correct and complete copies of all such teaming agreements and joint venture agreements. The Target Companies have complied with all material terms and conditions of such joint venture agreements and teaming agreements.

(d) With respect to each Government Contract or Government Bid to which a Target Company is a party, and except as set forth in Section 4.10(d) of the Company Disclosure Letter: (i) the Target Companies have complied with all material terms and conditions of such Government Contract or Government Bid, including but not limited to all applicable provisions of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting), the

cybersecurity standards set forth in the National Institute of Standards and Technology (“NIST”) Special Publication 800-171, DFARS 252.204-7020, NIST SP 800-171 DoD Assessment Requirements, FAR 52.204-24 (Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment), FAR 52.204-25 (Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment), the Buy American Act (41 U.S.C. §§ 10a-10d) and the Trade Agreements Act (“TAA”) (19 U.S.C. §§ 2501-2581), and all corresponding FAR and DFARS provisions; (ii) the Target Companies have complied with all material requirements of Law pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed with respect to such Government Contract or Government Bid were accurate and truthful in all material respects to the Knowledge of the Company as of their effective date; (iv) all invoices and claims for payment, reimbursement, or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by the Target Companies in connection with a Government Contract or Government Bid were current, accurate, and complete in all material respects to the Knowledge of the Company as of their respective submission dates; (v) no systems of internal controls has been determined in writing, by any Governmental Authority to be in noncompliance; (vi) to the Knowledge of the Company, the Target Companies have not violated, in any material respect, any Law or contractual restriction associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Authority (regardless of the branch of government), including but not limited to the “revolving door” and “financial interest” restrictions set forth at 18 U.S.C. § 207 and § 208; and (vii) except as set forth on Section 4.10(d)(vii) of the Company Disclosure Letter, in the past five years, the Target Companies have not received any written adverse past performance evaluation or CPARS report, or been given notice of termination for default arising out of negative performance reviews or a show cause notice from the relevant customer, cure notice, show cause notice, deficiency or similar notice, stop work order or non-exercise of any option to extend a multi-year contract. Except as set forth on Section 4.10(d) of the Company Disclosure Letter, consummation of the transactions contemplated by this Agreement will not require notice to transfer or constitute, cause or serve as the basis of non-performance or non-compliance with any term of any Government Contract or Government Bid to which a Target Company is a party.

(e) With respect to each Target Company and except as set forth on Section 4.10(e) of the Company Disclosure Letter: (i) none of the Target Companies has been, or is currently, debarred, suspended, or proposed for debarment or suspension by any Governmental Authority, and each is properly registered and in good standing in the System for Award Management (SAM); (ii) no Target Company has received any written notice that any officer or employee, consultant, or agent of any Target Company is, or during the last five years has been, under administrative, civil, or criminal investigation, indictment, or information by any Governmental Authority (A) relating to the performance of his or her duties for the Target Company and (B) as would reasonably be expected to have a Company Material Adverse Effect; (iii) to the Knowledge of the Company, there is not pending any audit or investigation of any Target Company or its officers, employees, consultants or agents nor within the last five years has there been either (A) a non-routine audit of a Target Company, (B) an audit that resulted in a material adjustment to amounts invoiced or (C) any audit or investigation of any Target Company or its respective officers, employees, or consultants resulting in a material adverse finding with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid; (iv) during the last five years, no

Target Company has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged material irregularities, misstatements, or omissions; unlawful conduct; or significant overpayment arising under or relating to a Government Contract or Government Bid; (v) no Target Company has received any written (or, to the Knowledge of the Company, oral) notice of any determination by a Governmental Authority regarding, nor entered into a consent order or administrative agreement, with the a Governmental Authority regarding, any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; (vi) no Target Company has received any written (or, to the Knowledge of the Company, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; and (vii) no Target Company has received written document requests, subpoenas, search warrants, or civil investigative demands addressed to or requesting information involving any Target Company or any of their members, managers, officers, employees, affiliates, consultants, agents, or representatives in connection with or concerning any information related to a Government Contract or Government Bid.

(f) With respect to each of the Target Companies and except as set forth in Section 4.10(f) of the Company Disclosure Letter, (i) there are no outstanding claims against any Target Company for which any Target Company has received written notice, either by the U.S. Government or by any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid referred to in Section 4.10(a) and Section 4.10(c) of the Company Disclosure Letter, respectively; (ii) there are, to the Knowledge of the Company, no disputes between any Target Company and any Governmental Authority under the Contract Disputes Act or any other Law or between any Target Company and any prime contractor, subcontractor, or vendor arising under or relating to any such Government Contract or Government Bid; and (iii) no Government Contract is or has been the subject of any bid protest proceeding.

(g) No costs incurred by any of the Target Companies have been formally disallowed as a result of a written finding or determination by a Governmental Authority, and no Governmental Authority has withheld or setoff or, to the Knowledge of the Company, attempted to withhold or setoff, material amounts otherwise due or payable to any Target Company under any Government Contract. Except as disclosed on Section 4.10(g) of the Company Disclosure Letter, to the Knowledge of the Company, no prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to any Target Company under any such Government Contract. To the Knowledge of the Company, no prime contractor or higher-tier subcontractor under an outstanding Government Contract has disallowed, or raised any basis for disallowance of, any material costs claimed by any Target Company under any such Government Contract.

(h) Except as set forth in Section 4.10(h) of the Company Disclosure Letter, neither any Target Company nor any of their present Principals (as that term is defined in FAR 2.101), nor, to the Knowledge of the Company, employees are, or during the last five years have been, suspended or debarred from doing business with a Governmental Authority, proposed for suspension or debarment, or are (or during such period were) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Letter, no Target Company has received: (i) any written (nor, to the Knowledge of the Company, oral) notice of non-responsibility or ineligibility for award of a contract or disqualification from award of a contract within the past five years, nor to the Knowledge of the Company, do any circumstances exist that would warrant the institution of debarment, suspension, or exclusion proceedings or any finding of non-responsibility, ineligibility, or disqualification with respect to any Target Company in the future.

(j) Except for the Government Contracts listed on Section 4.10(j) of the Company Disclosure Letter, there is no fixed-price Government Contract that a Target Company has entered into or is otherwise obligated to perform and for which (i) performance has not been completed; (ii) final payment has not been received; (iii) warranty, support, or maintenance obligations have been retained; or (iv) the costs to any Target Company of completing performance of the fixed-price component of the contract or subcontract, and/or fulfilling all contractual obligations, have exceeded or are reasonably expected to exceed the fixed-price amount of such contract or subcontract (i.e., each Target Company is in a loss position or reasonably expects to incur a loss with respect to the fixed-price component of the contract or subcontract).

(k) Section 4.10(k) of the Company Disclosure Letter identifies, as of the date of this Agreement, all material personal property, equipment, and fixtures loaned, bailed, or otherwise furnished to a Target Company by or on behalf of any Governmental Authority (the “Government-Furnished Items”). To the Knowledge of the Company, each Target Company has complied in all material respects with all its applicable obligations relating to the Government-Furnished Items as imposed by Law (including the FAR and DFARS) and, upon the return thereof to the applicable Governmental Authority in the condition thereof on the date of this Agreement, would reasonably be expected to have no Liability to such Governmental Authority with respect thereto.

Section 4.11 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company) holds all material Permits required to own, lease and operate its assets and properties (collectively, the “Company Permits”). Section 4.11 of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Permits held by the Target Companies. To the Knowledge of the Company, each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. No Target Company is in material default or violation of any Company Permit applicable to such Target Company.

Section 4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there are no (a) Legal Proceedings of any nature currently pending or, to the Knowledge of the Company, threatened, against any Target Company or any of its properties or assets, or any of the directors or officers of any Target Company with regard to their actions as such; (b) to the Knowledge of the Company, pending or threatened audits, examinations or investigations by any Governmental Authority against any Target Company; (c) pending or written threatened Legal Proceedings by any Target Company against any third party; (d) no settlements or similar agreements that imposes any material ongoing obligations or restrictions on any Target Company; and (e) no Orders imposed or, to the Knowledge of the Company, threatened in writing to be imposed upon any Target Company or any of their respective properties or assets, or any of the directors or officers of any Target Company with regard to their actions as such.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xix) below, other than Company Benefit Plans (except that the Contracts listed in respect of clauses (x) and (xii) shall include any applicable Company Benefit Plans), to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of any Target Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person in any material respect, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, or (B) to purchase or acquire an interest in any other Person;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract that involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(v) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of Target Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business), occurring in the last three (3) years and/or relating to the pending or future acquisitions or dispositions, in each case, involving aggregate payments in excess of $500,000;

(vi) Each obligation to make payments in excess of $1,000,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves aggregate annual payments in excess of $100,000 for agreements related to real property and $100,000 individually for agreements related to personal property;

(viii) Each Contract that by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $1,000,000 per year or $5,000,000 in the aggregate;

(ix) Each Contract with any Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Supplier relationship);

(x) Each collective bargaining (or similar) agreement or Contract between the Target Company on one hand, and any labor union or other body representing employees of the Target Company on the other hand;

(xi) Each Contract that obligates the Target Companies to provide continuing indemnification (other than under customary commercial indemnification obligations incurred in the ordinary course of business consistent with past practice) or a guarantee of obligations of a third party after the date of this Agreement in excess of $1,000,000;

(xii) Each Contract that is between any Target Company and any directors, officers or employees of a Target Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or payable upon the consummation of the Transactions;

(xiii) Each Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xiv) Each Contract that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xv) Each Contract that (A) contains any assignment of, or any covenant not to assert or enforce, any Owned Intellectual Property material to the business of any Target Company; (B) pursuant to which any Owned Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company in any material respect; (C) grants to a third Person a license, immunity, or other right in or to any Owned Intellectual Property material to the business of any Target Company (including any exclusive license); or (D) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets material to the business of any Target Company; provided, however, none of the following will be required to be set forth on Section 4.13(a)(xv) of the Company Disclosure Letter but will constitute Company Material Contracts if they otherwise qualify: (u) non-exclusive licenses of Intellectual Property from suppliers, service providers, customers or end users in the ordinary course of business; (v) non-disclosure or confidentiality agreements entered into in the ordinary course of business; (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, service providers, customers or end users in the ordinary course of business consistent with past practice; (x) licenses of open source Software; (y) Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to Purchaser and without any material deviations or exceptions;

(xvi) All Contracts involving transactions with an Affiliate of any Target Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents);

(xvii) Any Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority;

(xviii) All Contracts with any Governmental Authority to which any Target Company is a party, including any Government Contracts and Government Bids; and

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except for any Company Material Contract that is terminated or expires following the date of this Agreement in accordance with its terms, each Company Material Contract is valid, binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, except for any Company Material Contract that is terminated or expires following the date of this Agreement in accordance with its terms and except as otherwise disclosed in Section 4.13(b) of the Company Disclosure Letter, with respect to each Company Material Contract: (i) no Target Company is in breach of or default under, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any Target Company, or permit termination or acceleration by the other party thereto of, such Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any such other party, or permit termination or acceleration by a Target Company of, such Company Material Contract; (ii) no party to any Company Material Contract has given any written notice of any such breach, default or event described in clause (i); and (iii) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all U.S. and foreign registered or issued Intellectual Property and applications owned or licensed by a Target Company otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered trademarks and service marks. Each item of Company Registered IP is valid, subsisting and enforceable. Each Target Company owns, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 4.14(a) of the Company Disclosure Letter), has valid and enforceable rights in, and has the right to use all Intellectual Property necessary for the conduct of the business of the Target Companies as presently conducted. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors in any material respect, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Section 4.14(a) of the Company Disclosure Letter, all Company Registered IP and other Owned Intellectual Property are owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP and other Owned Intellectual Property.

(b) Each Target Company has a valid and enforceable written license or other valid right to use all other Company IP, including Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all undisputed payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would reasonably be expected to constitute a material default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Company Registered IP are in force and in good standing with all required fees and maintenance fees having been paid with no Legal Proceedings pending, and all applications to register any Intellectual Property are pending and in good standing, all without challenge of any kind. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, no Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use any material Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has in the past five (5) years infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Knowledge of the Company, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Company IP.

(d) No current or former officers, employees or independent contractors of a Target Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. Each Target Company has taken commercially reasonable actions to maintain, protect and enforce its rights in its material Owned Intellectual Property, including the secrecy, confidentiality and value of its material Trade Secrets and other material confidential information. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. No Target Company has disclosed any material Trade Secrets or other material confidential information to any Person other than pursuant to a written confidentiality agreement or other legally binding obligation requiring such Person to maintain the confidentiality of such

Trade Secrets or confidential information. Each Target Company has taken commercially reasonable efforts and security measures designed to maintain the security of all material Owned Intellectual Property, including measures designed to protect the secrecy and confidentiality of the material Company IP. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company, all Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Target Companies (or all such right, title, and interest vested in the Target Companies by operation of Law).

(e) Each Target Company is in all material respects in compliance with all licenses governing any open source Software that is incorporated into, used or distributed with any material Owned Intellectual Property. No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, operation, delivery or provision of any Company Software in a manner that requires any Target Company to: (i) disclose, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (each of (i) – (iv), a “Copyleft Action”). No Person other than a Target Company or any service provider or contractor working by or on behalf of the Company possesses a copy in any form of any source code for any material Company Software and all such source code is in the applicable Target Company’s possession and has been maintained as confidential.

(f) Except as set forth on Section 4.14(f) of the Company Disclosure Letter, no government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by any Target Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any material Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the material Software, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(g) To the Knowledge of the Company, in the past five (5) years, no Person has obtained unauthorized access to Personal Information in the possession of a Target Company or in their control, except as would not reasonably be expected to be material to the Target Company. Except as would not reasonably be expected to be material to the Target Company, to the Knowledge of the Company, in the past five (5) years, no Target Company has experienced a security incident that has compromised the integrity or availability of the information technology, operational technology, or software applications the Target Companies own or operate. In the past five (5) years, (i) no written complaint relating to an unauthorized use or disclosure of, or a breach in the security of, any Personal Information has been received by a Target Company, nor (ii) has a Target Company been required by applicable Law or Contract to notify in writing, any person or entity of any security-related incident, in each case, except as would not reasonably be expected to be material to the Target Company. In the past five (5) years, each Target Company has complied in all material respects with all applicable Laws, Contract requirements and externally published policies relating to privacy, cybersecurity, and the collection, processing and use of Personal Information. Except as set forth on Section 4.14(g) of the Company Disclosure Letter, for the past five (5) years, each Target Company has implemented commercially reasonable policies and security measures (a) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of Personal Information and business proprietary or sensitive information in its possession or control, and (b) regarding the integrity and availability of the information technology, operational technology, and software applications the Target Company owns, operates, or outsources. The IT Assets do not contain any material malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other vulnerabilities that could reasonably be expected to adversely impact the confidentiality, integrity and availability of the information technology and operational technology systems, and software applications. The IT Assets operate and perform as required by the Target Companies for the operation of its business as currently conducted, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Target Companies.

(h) The Target Companies (i) have materially complied with all applicable legal requirements and industry standards applicable to any proprietary AI/ML Software (including the ethical or responsible use thereof); (ii) have not received any complaint, claim, proceeding or litigation alleging that training data used in the development, training, improvement or testing of any proprietary AI/ML Software was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way or request from regulators or legislators concerning any proprietary AI/ML Software; (iii) have not used any AI/ML Software (including Generative AI) to generate, create, or develop any Owned Intellectual Property in a manner that would reasonably be expected to result in the loss of, or inability to obtain ownership of such material Owned Intellectual Property. Section 4.14(h) of the Company Disclosure Letter sets forth a true, correct and complete list of all agreements pursuant to which the Company obtains the rights to use any third-party data used to train, teach, or improve any AI/ML Software that is material to the development of any Owned Intellectual Property or the ongoing operation or improvement of any Owned Intellectual Property (“Third-Party Datasets”). The Target Companies have complied in all material respects with all license terms applicable to, such Third-Party Datasets.

(i) Subject to obtaining all necessary consents, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

Section 4.15 Taxes and Returns.

(a) Except in each case as set forth on Section 4.15 of the Company Disclosure Letter:

(i) Each Target Company (i) has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The unpaid Taxes or Tax liabilities of the Target Companies did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financials in accordance with U.S. GAAP.

(ii) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(iii) There are no audits, examinations, investigations or other proceedings pending, or to the Knowledge of the Company, threatened against any Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed claims, deficiencies or assessments against any of them. No Target Company is currently contesting any material Tax liability before any Governmental Authority.

(iv) There are no Liens with respect to any material Taxes upon any Target Company’s assets, other than Permitted Liens.

(v) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any material Taxes, which waiver or extension (or request thereof) is outstanding or pending.

(vi) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law), or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(vii) No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(viii) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than a group the common parent of which is the Company). No Target Company has any Liability or potential Liability for the material Taxes of another Person (other than another Target Company) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any material Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement (excluding agreements solely among the Target Companies and customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period (or portion thereof) following the Closing Date.

(ix) No Target Company has requested, or is it the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(x) No Target Company has ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than its jurisdiction of formation, and has not otherwise engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to material Income Tax in such country.

(xi) No Target Company has ever been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law).

(b) Except as set forth on Section 4.15 of the Company Disclosure Letter, the Company is, and has at all times since its formation been, classified as a C corporation for U.S. federal, state and local income tax purposes. The U.S. federal income tax classification of each of the Company’s Subsidiaries is as set forth on Section 4.15 of the Company Disclosure Letter.

(c) No Target Company has knowingly taken or failed to take (or agreed to take or not take) any action, nor is aware of any fact or circumstance, where such action, failure to act, fact or circumstance would reasonably be expected to prevent or impede the Domestication, the Sponsor Share Conversion or the Mergers from qualifying for their respective Intended Tax Treatments.

Section 4.16 Real Property.

(a) The Target Companies do not own any real property.

(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of such Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has made available to the Purchaser true, correct and complete copies of each Company Real Property Lease. To the Knowledge of the Company, the Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Target Company has exercised, nor has any Target Company received written notice of any other parties exercise of, any termination rights with respect to any Company Real Property Lease. There are no leases, subleases, licenses, concessions or other Contracts granting to any Person other than a Target Company the right to use or occupy any premises subject to a Company Real Property Lease. There are no contractual or legal restrictions that preclude or restrict the ability of the applicable Target Company to use any premises subject to a Company Real Property Lease for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, there are no latent defects or adverse physical conditions affecting any premises subject to a Company Real Property Lease, or the improvements thereon, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17 Personal Property. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Target Companies own and have good and marketable title to, or a valid leasehold interest in or right to use, their respective material tangible and intangible assets and personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible and intangible assets and personal property of the Target Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Target Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted; and (B) have been maintained in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies, taken as a whole.

Section 4.18 Employee Matters.

(a) The Target Companies are not a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of the employees of such Target Company, and the Company has no Knowledge of any pending activities or proceedings of any labor union or similar organization to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar material labor activity against the Target Companies with respect to any of their employees.

(b) Section 4.18(b) of the Company Disclosure Letter sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened in writing between the Target Companies and Persons employed by or providing services as independent contractors to the Target Companies except for such controversies as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies, taken as a whole.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, the Target Companies are and have been in the past three years in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other applicable Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations. The Target Companies have not received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against the Target Companies. Except as would not reasonably be expected to have a Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Target Companies brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) In the past three (3) years, the Target Companies have not engaged in layoffs, furloughs or employment terminations that would trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Target Companies have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, in the three (3) years prior to the date of this Agreement.

(e) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened in writing to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Target Company, and (ii) the Target Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee at the level of Vice President or above.

Section 4.19 Company Benefit Plans.

(a) Set forth on Section 4.19(a) of the Company Disclosure Letter is a true, correct and complete list of each material Company Benefit Plan (excluding, for clarity, any individual employment or consulting agreement or any individual agreement or arrangement evidencing the grant of a Company Restricted Stock Award or Company Option, in any case, in substantially the form scheduled on Section 4.19(a) of the Company Disclosure Letter).

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Company is entitled to rely) or (ii) the Target Company has requested an initial favorable IRS determination of qualification within the period permitted by applicable Law. To the Knowledge of the Company, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plans.

(c) With respect to each Company Benefit Plan required to be listed on Section 4.19(a) of the Company Disclosure Letter, the Company has provided to Purchaser true, correct and complete copies, if applicable, of: (i) the Company Benefit Plan document (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan description and material modifications thereto; (iii) the most recent Form 5500, if applicable, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter (or opinion letter) received from the IRS, if any; (vi) the most recent actuarial valuation; and (vii) all material and non-routine communications with any Governmental Authority within the last three (3) years.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums due under the terms of the Company Benefit Plan prior to the date of this Agreement have been made in all material respects as required under ERISA or, to the extent not yet due, have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) Neither any Target Company nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or which is a defined benefit pension plan otherwise subject to Title IV or ERISA or Section 412 of the Code.

(f) Except as set forth on Section 4.19(f) of the Company Disclosure Letter or as expressly set forth in this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any Relevant Service Provider to any severance pay or increase in severance pay or any other compensation payable by the Target Companies, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such Relevant Service Provider, (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or (iv) otherwise give rise to any material Liability under any Company Benefit Plan. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except (i) to the extent required by Section 4980B of the Code or similar state Law or (ii) for coverage through the end of the calendar month in which a termination of employment occurs, the Target Companies do not provide post-retirement or post-termination health or welfare benefits to any former or retired employee and are not obligated to provide such post-retirement or post-termination benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Except as would not reasonably be expected to have a Material Adverse Effect, taken as a whole, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

Section 4.20 Environmental Matters. Except as set forth in Section 4.20 of the Company Disclosure Letter:

(a) Each Target Company is in compliance in all material respects with all applicable Environmental Laws. Each Target Company has all material permits, licenses and other authorizations required under Environmental Laws for the operation of its business as currently conducted (collectively, “Environmental Permits”), except where the failure to hold any such Environmental Permit would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, and each Target Company is in compliance in all material respects with such Environmental Permits. There is no pending or, the Knowledge of the Company, threatened revocation, modification or limitation of any Environmental Permit, except for such limitations as are set forth in such Environmental Permit, and except for any such notice that would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

(b) No material Legal Proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Target Companies’ compliance with or Liability under Environmental Laws, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to form the basis of such a material Legal Proceeding.

(c) No Target Company is the subject of any outstanding Order of any Governmental Authority relating to (i) any material non-compliance by such Target Company with Environmental Laws, (ii) any Remedial Legal Proceeding, or (iii) the Release or threatened Release of a Hazardous Material.

(d) To the Knowledge of the Company, there has been no material release of any Hazardous Material by the Target Companies (i) at, in, on or under any property underlying Company Real Property Leases or in connection with the Company’s or its Subsidiaries’ respective operations of the property underlying Company Real Property Leases or (ii) at, in, on or under any property formerly owned or underlying Company Real Property Leases during the time that the Company or any of its Subsidiaries owned or leased such property or at any other location where Hazardous Materials generated by the Target Companies have been transported to, sent, placed or disposed of in a quantity or manner requiring reporting, investigation, remediation, monitoring or other response action by the Target Companies pursuant to applicable Environmental Laws.

(e) To the Knowledge of the Company, there is no investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company pending or threatened in writing that could lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, no Target Company has disposed of or released any Hazardous Material at, on or under any facility currently or formerly owned or operated by any of the Target Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Liability of the Target Companies for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under any Environmental Laws

(g) The Company has provided to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Target Companies with respect to compliance or Liabilities under Environmental Law.

(h) No Target Company has retained or assumed by Contract any material Liabilities of any third party under Environmental Laws that remain outstanding, other than pursuant to Company Real Property Leases or other commercial Contracts entered into in the ordinary course of business and customary for Contracts of such type.

Section 4.21 Transactions with Related Persons. Except as set forth on Section 4.21 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice, no Target Company is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Target Companies or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided, however, that in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. To the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the equity interests of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies).

Section 4.22 Insurance.

(a) Section 4.22(a) of the Company Disclosure Letter contains a list of, as of the date of this Agreement, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the date of this Agreement, all premiums due and payable under all such insurance policies have been paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid and binding, and is enforceable and in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation or termination, any change other than in the ordinary course of business in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.22(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $500,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage.

Section 4.23 Top Suppliers.

(a) Section 4.23(a) of the Company Disclosure Letter lists as of the date of this Agreement, by aggregate dollar value of the Target Companies’ business’ transaction volume with such counterparty, as applicable, for each of (i) the twelve (12) months ended on

December 31, 2025 and (ii) the twelve (12) months ended on December 31, 2024, the ten (10) largest suppliers or manufacturers of goods or services to the Target Companies, taken as a whole (the “Top Suppliers”). To the Knowledge of the Company, as of the date of this Agreement, no such Top Supplier has provided written notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Contract to which it is a party with such Top Supplier.

(b) Except as set forth on Section 4.23(a) of the Company Disclosure Letter, none of the Top Suppliers has, as of the date of this Agreement, notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.

Section 4.24 Certain Business Practices.

(a) To the Knowledge of the Company, no Target Company, nor any of their respective Representatives acting on their behalf has offered, given, paid, promised to pay, or authorized the payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; or (iii) a candidate for foreign or domestic political office, in any such case under circumstances where such Target Company or Representative thereof knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office (in each case in violation of any Anti-Bribery Law). To the Knowledge of the Company, no Target Company nor any Representative of any Target Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law or Anti-Money Laundering Law. To the Knowledge of the Company, no Target Company nor any Representative of any Target Company has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law or Anti-Money Laundering Law. To the Knowledge of the Company, there are no actions, conditions, or circumstances that would reasonably be expected to give rise to any future Actions against the Company related to any actual or alleged violation of any Anti-Bribery Law or Anti-Money Laundering Law. Each of the Target Companies has conducted operations in material compliance with all applicable financial recordkeeping and reporting requirements of the Anti-Bribery Laws and Anti-Money Laundering Laws.

(b) The operations of each Target Company are and since April 24, 2019 have been conducted at all times in compliance with economic sanctions, export controls, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company nor any of their respective directors, officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List) (ii) otherwise the subject or target of any U.S. sanctions administered by the U.S. government, (iii) located, organized, or resident in a Sanctioned Jurisdiction; or (iv) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more or otherwise controlled by any of the foregoing.

(d) The Target Companies have since April 24, 2019 maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions and export controls administered and maintained by the U.S. government.

(e) No Target Company has since April 24, 2019, directly or indirectly, knowingly used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. sanctions administered by U.S. government.

Section 4.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.26 Finders and Brokers. Except as reflected on Section 4.26 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

Section 4.27 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and the Merger Subs, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and the Merger Subs for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and the Merger Subs set forth in Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, the Merger Subs or any of their respective Representatives have made any representation or warranty as to the Purchaser or the Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

Section 4.28 Information Supplied. None of the information supplied or to be supplied by the Target Companies expressly for inclusion or incorporation by reference in any press release, current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents or in the Proxy Statement/Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, the Merger Subs or their respective Affiliates.

Section 4.29 No Additional Representations or Warranties. Except as provided in this Article IV, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser, the Merger Subs or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser, the Merger Subs or their respective Affiliates or any other Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE

PURCHASER, MERGER SUB I AND MERGER SUB II

Except as expressly contemplated by the Domestication or as set forth in (i) any Purchaser SEC Reports filed or submitted on or prior to the date of this Agreement, or (ii) in the disclosure letter delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”) on the date of this Agreement, the Purchaser and the Merger Subs represent and warrant to the Company, as of the date of this Agreement and as of the Closing, as follows:

Section 5.01 Organization and Standing.

(a) The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, be material to the Purchaser. The Purchaser has heretofore made available to the Company true, correct and complete copies of its Organizational Documents as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub I is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has heretofore made available to the Company true, correct and complete copies of its Organizational Documents as currently in effect. Merger Sub I is not in violation of any provision of its Organizational Documents in any material respect. Merger Sub I has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub I are held directly by the Purchaser. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub II has heretofore made available to the Company true, correct and complete copies of its Organizational Documents as currently in effect. Merger Sub II is not in violation of any provision of its Organizational Documents in any material respect. Merger Sub II has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub II are held directly by the Purchaser.

Section 5.02 Authorization; Binding Agreement. Each of the Purchaser and the Merger Subs has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the boards of directors (or equivalent governing body) of the Purchaser and the Merger Subs, and (b) other than the Purchaser Shareholder Approval, no other corporate or limited liability company proceedings on the part of the Purchaser or the Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser or the Merger Subs are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or the Merger Subs, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or the Merger Subs, as applicable, enforceable against the Purchaser or the Merger Subs, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of the Purchaser or the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or the Merger Subs of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or the Merger Subs of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with the NYSE or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.04 No Foreign Person. At the Closing Date, neither Purchaser nor any Merger Sub will be a “foreign person” (as defined in 31 C.F.R. § 800.224). Neither Purchaser nor any Merger Sub has in place any arrangements that would afford, as a result of the Transaction, a foreign person any of the following: (a) access to any “material nonpublic technical information” (as defined in 31 C.F.R. § 800.232) in the possession of the Company; (b) membership or observer rights on the Board or equivalent governing body of the Company or the right to nominate an individual to a position on any such Board or equivalent governing body; (c) any involvement, other than through the voting of shares, in “substantive decisionmaking” (as defined in 31 C.F.R. § 800.245) of the Company regarding (i) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in 31 C.F.R. § 800.241) of U.S. citizens maintained or collected by the Company, (ii) the use, development, acquisition, or release of “critical technologies” (as defined in 31 C.F.R. § 800.215), or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in 31 C.F.R. § 800.212); or (d) “control” (as defined in 31 C.F.R. § 800.208) of the Company.

Section 5.05 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by each of the Purchaser and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and the Merger Subs of the transactions contemplated hereby and thereby, and compliance by the Purchaser and the Merger Subs with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or any Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or any Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.06 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is $11,100 divided into (i) 100,000,000 Purchaser Class A Ordinary Shares, 23,000,000 of which are issued and outstanding, (ii) 10,000,000 Purchaser Class B Ordinary Shares, of which 9,857,142 shares are issued and outstanding, and (iii) 1,000,000 Purchaser Preference Shares, of which no shares are issued and outstanding. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) As of the date of this Agreement, 5,750,000 Purchaser Class 1 Warrants, 17,250,000 Purchaser Class 2 Warrants and 14,600,000 Purchaser Private Placement Warrants are issued and outstanding. None of the outstanding Purchaser Warrants have been issued in violation of any applicable securities Laws.

(c) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Section 5.06(d) of the Purchaser Disclosure Letter or in Purchaser SEC Reports filed or submitted on or prior to the date of this Agreement. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(f) The Purchaser owns all of the issued and outstanding shares of capital stock of Merger Sub I. All of the issued and outstanding shares of capital stock of Merger Sub I are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub I’s Organizational Documents or any contract to which Merger Sub I is a party or by which Merger Sub I is bound. There are no outstanding contractual obligations of Merger Sub I to repurchase, redeem or otherwise acquire any of its membership interests or any equity capital of Merger Sub I. There are no outstanding contractual obligations of Merger Sub I to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All of the issued and outstanding equity interests of Merger Sub II are directly owned by the Purchaser. All of the issued and outstanding equity interests of Merger Sub II are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, Merger Sub II’s Organizational Documents or any contract to which Merger Sub II is a party or by which Merger Sub II is bound. There are no outstanding contractual obligations of Merger Sub II to repurchase, redeem or otherwise acquire any of its membership interests or any equity capital of Merger Sub II. There are no outstanding contractual obligations of Merger Sub II to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.07 SEC Filings and Purchaser Financials; Internal Controls.

(a) The Purchaser has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms, reports, schedules, statements and other documents filed or furnished with respect to the transactions contemplated by this Agreement or any Ancillary Documents) required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or The New York Stock Exchange (the “NYSE”) (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Purchaser has filed with the SEC all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true, correct and complete as of their respective dates of filing. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE.

(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(e) The issued and outstanding Purchaser Units and Purchaser New Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbols “KCAC.U” and “KCA.U,” respectively. The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by the NYSE or the SEC with respect to any intention by such entity to deregister the Purchaser Units, the Purchaser New Units or the Purchaser Class A Ordinary Shares or terminate the listing of the Purchaser on the NYSE. Except in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents, none of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Units, the Purchaser New Units or the Purchaser Class A Ordinary Shares under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

Section 5.08 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its incorporation, (i) conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (ii) not been subject to a Purchaser Material Adverse Effect. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.09 Undisclosed Liabilities. There is no Liability of the Purchaser, except for any fees and expenses payable by Purchaser as a result of or in connection with the consummation of the Transactions and for Liabilities (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Purchaser SEC Reports, (ii) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of the Purchaser, (iii) incurred in connection with the Transactions or (iv) which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Each Merger Sub has no, and at all times prior to the First Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.10 Compliance with Laws. Each of the Purchaser and the Merger Subs is, and has since its incorporation or formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be material to the Purchaser or the Merger Subs, and neither the Purchaser nor any Merger Sub has received written notice alleging any violation of applicable Law in any material respect by the Purchaser or any Merger Sub.

Section 5.11 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser or any Merger Sub is subject which would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that the Purchaser or any Merger Sub has pending against any other Person. Neither the Purchaser, nor any Merger Sub, is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and the Merger Subs holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.12 Taxes and Returns.

(a) The Purchaser (i) has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There are no audits, examinations, investigations or other proceedings pending, or to the Knowledge of the Purchaser, threatened against the Purchaser in respect of any material Tax, and the Purchaser has not been notified in writing of any proposed Tax claims, deficiencies or assessments against the Purchaser. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any material Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has timely and properly collected or withheld all material amounts of Taxes required to be collected or withheld by it, timely remitted such Taxes to the appropriate Governmental Authorities, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(f) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending.

(g) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(h) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(i) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the material Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any material Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period (or portion thereof) following the Closing Date.

(j) The Purchaser has not requested, and is not the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(k) The Purchaser is, and has at all times since its formation been, classified as a C corporation for U.S. federal, state and local income tax purposes.

(l) The Purchaser has not knowingly taken or failed to take (or agreed to take or not take) any action, nor is it aware of any fact or circumstance, where such action, failure to act, fact or circumstance would reasonably be expected to prevent or impede the Domestication, the Sponsor Share Conversion or the Mergers from qualifying for their respective Intended Tax Treatments.

(m) The Purchaser has not ever owned any equity interest in another Person (other than Merger Subs).

Section 5.13 Properties. Neither the Purchaser nor the Merger Subs own, license or otherwise have any right, title or interest in any material Intellectual Property. Neither the Purchaser nor the Merger Subs own or lease any material real property or material Personal Property (except for the Purchaser’s ownership of the Merger Subs’ equity interests).

Section 5.14 Investment Company Act. To the Purchaser’s Knowledge, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.15 Trust Account. As of the date of this Agreement, Purchaser has at least $230,000,000 in a trust account for the benefit of the Purchaser, certain of its public stockholders and the underwriters of the Purchaser’s initial public offering (the “Trust Account”), such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 3, 2026, between Purchaser and Continental, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments (a) to the Purchaser’s public shareholders with respect to the redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a shareholder vote on a proposed Business Combination but only in the event that the applicable Business Combination is approved and consummated (or as otherwise approved by the Purchaser’s shareholders by amendment to the Purchaser’s Organizational Documents) and subject to the limitations contained in the Purchaser’s Organizational Documents; (b) to the Purchaser’s public shareholders who elect to have their Purchaser Class A Ordinary Shares repurchased by means of a tender offer subject to the provisions contained in the Purchaser’s Organizational Documents; (c) to the Purchaser’s public shareholders if any amendment is made to the Purchaser’s Organizational Documents to (i) modify the substance or timing of Purchaser’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination by the deadline set forth in the Purchaser’s Organizational Documents or (ii) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity, upon effectiveness of any such amendment, or (d) to the Purchaser’s public shareholders if Purchaser fails to consummate a Business Combination by the deadline set forth in the Purchaser’s Organizational Documents, and subject to extension by amendment to Purchaser’s Organizational Documents, including interest earned on the amounts held in the Trust Account (which interest shall be net of any taxes payable and up to $100,000 of interest to pay dissolution expenses), and (e) to Purchaser after or concurrently with the consummation of a Business Combination. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To Purchaser’s Knowledge, as of the date of this Agreement, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Domesticated Purchaser Common Stock in connection with the Redemption. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

Section 5.16 Finders and Brokers. Except as reflected on Section 5.16 of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Purchaser or Merger Sub would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by the Purchaser or any of their Affiliates.

Section 5.17 Certain Business Practices.

(a) To the Knowledge of the Purchaser, none of the Purchaser, the Merger Subs or any of their Representatives acting on behalf of the Purchaser or any Merger Sub, has offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances the Purchaser, any Merger Sub or the Representative thereof knew that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser, the Merger Subs or any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser, the Merger Subs or any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The Purchaser has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the Purchaser and the Merger Subs are and since April 24, 2019 have been conducted at all times in material compliance with economic sanctions, export controls, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser or any Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser, any Merger Sub or any of their respective directors or officers nor, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or any Merger Sub is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”)), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any country or territory that is the subject of comprehensive economic sanctions maintained by OFAC (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”), or (iv) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more or otherwise controlled by any of the foregoing.

Section 5.18 Insurance. Section 5.18 of the Purchaser Disclosure Letter lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or any Merger Sub or relating to the Purchaser or any Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser and the Merger Subs are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or any Merger Sub. Each of the Purchaser and the Merger Subs has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Purchaser Material Adverse Effect.

Section 5.19 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Purchaser or the Merger Subs expressly for inclusion or incorporation by reference in any press release, current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and the Merger Subs make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 5.20 Independent Investigation. The Purchaser and the Merger Subs have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser and the Merger Subs acknowledge and agree that: (i) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or the Merger Subs pursuant hereto, and the information provided by or on behalf of the Target Companies for the Registration Statement; and (ii) neither the Company, nor its Representatives have made any representation or warranty as to Target Companies, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or the Merger Subs pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

Section 5.21 Employees; Benefit Plans. Neither the Purchaser nor any Merger Sub has or has ever had any employees, and neither the Purchaser nor any Merger Sub has any unsatisfied liability with respect to any employee. Neither the Purchaser nor any Merger Sub currently maintains, sponsors or contributes to or has any actual or contingent liability under any Purchaser Benefit Plan, nor does the Purchaser or any Merger Sub have any obligation or commitment to create or adopt any Purchaser Benefit Plan (except for the Purchaser Incentive Award Plan expressly contemplated hereby).

Section 5.22 No Additional Representation or Warranties. Except as provided in this Article V, none of the Purchaser, the Merger Subs, any of their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates. Without limiting the foregoing, the Company acknowledges that the Target Companies or their advisors, have made their own investigation of the Purchaser and the Merger Subs and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Purchaser and the Merger Subs, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Purchaser and the Merger Subs as conducted after the Closing, or as contained in any materials provided by the Purchaser or the Merger Subs or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.17, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Target Companies as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Target Companies’ Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. Notwithstanding the foregoing or anything in this Agreement to the contrary, the information provided pursuant to this Agreement will be used solely for the purpose of (x) effecting the transactions contemplated by this Agreement and (y) transition and integration planning. For the avoidance of doubt, the Company shall not be obligated under this Section 6.01(a) to permit Purchaser or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies. (b) During the Interim Period, subject to Section 6.17, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. Notwithstanding the foregoing or anything in this Agreement to the contrary, the information provided pursuant to this Agreement will be used solely for the purpose of (x) effecting the transactions contemplated by this Agreement and (y) transition and integration planning.

(c) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives. Notwithstanding the foregoing, such Representatives shall not be required to provide, or cause to be provided, any information (i) if and to the extent doing so would (A) violate any Law to which such Representatives are subject, (B) violate any legally-binding obligation of such Representatives with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), such Representatives shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if such Representatives, on the one hand, and the Company or the Purchaser or any of their Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.02 of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that the Purchaser’s consent shall be deemed given if the Purchaser has not, within five (5) Business Days of receipt by those individuals set forth in Section 9.02 (Notices) of this Agreement in writing of Company’s written request, so provided or withheld such consent), the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to, (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that the Purchaser’s consent shall be deemed given if the Purchaser has not, within five (5) Business Days of receipt by those individuals set forth in Section 9.02 (Notices) of this Agreement in writing of Company’s written request, so provided or withheld such consent), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except (x) as required by any Contract (including any warrant or option award) outstanding as of the date of this Agreement which has been disclosed in writing to the Purchaser or any Company Benefit Plan, (y) the issuance of shares of Company Common Stock upon the exercise or settlement of Company Options or Company RSUs, and (z) the grant of Company Options and Company RSUs in the ordinary course of business;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, other than (i) the acquisition by the Company of any Company Restricted Stock Awards, Company Options or Company RSUs in connection with the repurchase, forfeiture or cancellation of such Company Restricted Stock Awards, Company Options or Company RSUs, (ii) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, and (iii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Restricted Stock Awards, Company Options and Company RSUs;

(iv) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $1,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing notes and other existing Indebtedness and, in each case, any refinancings thereof;

(v) except as otherwise required by Law or any Company Benefit Plan in effect as of the date of this Agreement, (i) grant any severance, retention, change in control or termination or similar pay, except in the ordinary course of business consistent with past practice, (ii) terminate, adopt, enter into or materially amend any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan if in effect as of the date of this Agreement, other than in the ordinary course of business consistent with past practice, (iii) materially increase the cash compensation or bonus opportunity of any Relevant Service Provider, except for such increases to Relevant Service Providers made in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by any Target Company, (v) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice, (vi) terminate the employment or engagement (other than for cause, death or disability) of any employee or independent contractor with an annual base compensation in excess of $250,000, (vii) announce, implement, or effect a reduction in force, lay-offs or furloughs (other than individual employee terminations permitted under prong (vi) of this Section 6.02(b)(v));

(vi) other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of any Target Company as the bargaining representative for any employees of any Target Company;

(vii) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended Income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material amounts of Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Income Taxes or other material Taxes may be issued or in respect of any Income Tax or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Target Companies, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority or (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding customary commercial Contracts the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(viii) knowingly take or agree to take any action, or knowingly fail to take or agree to fail to take any action, where such action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than (x) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business consistent with past practice or (y) abandoning, allowing to lapse or otherwise disposing of Owned

Intellectual Property registrations or applications that the Target Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) terminate or assign any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice or novations of Government Contracts that are required in connection with the Transactions contemplated by this Agreement;

(xii) establish any Subsidiary or enter into any new line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring the Target Companies;

(xiv) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date of this Agreement which has been disclosed in writing to the Purchaser;

(xvii) make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $2,500,000 (individually for any project) or $5,000,000 in the aggregate;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xix) voluntarily incur Liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan, in any case, outside of the ordinary course of business, taking into account the anticipated growth in the Target Companies’ businesses;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xxi) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company, other than the Seller Voting and Support Agreements;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) (i) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies; or

(xxiv) authorize or agree to do any of the foregoing actions.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.03(a) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that the Company’s consent shall be deemed given if the Company has not, within five (5) Business Days of receipt by those individuals set forth in Section 9.02 (Notices) of this Agreement in writing of the Purchaser’s written request, so provided or withheld such consent), the Purchaser shall, and shall cause each Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to it and its businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), by way of an amendment to the Purchaser’s Organizational Documents, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the PIPE Investment), as required by applicable Law or as set forth on Section 6.03(b) of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that the Company’s consent shall be deemed given if the Company has not, within five (5) Business Days of receipt by those individuals set forth in Section 9.02 (Notices) of this Agreement in writing of the Purchaser’s written request, so provided or withheld such consent), the Purchaser shall not, and shall cause each Merger Sub not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law (other than in relation to an Extension, as described in Section 6.03(a));

(ii) authorize for issuance, issue, grant, sell, pledge, mortgage, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, subdivide, combine, consolidate, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities other than the Redemption or a conversion of the Purchaser Class B Ordinary Shares in accordance with the Purchaser’s Organizational Documents;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended Income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material amounts of Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Income Taxes or other material Taxes may be issued or in respect of any Income Tax or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to Purchaser, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority or (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding customary commercial Contracts the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(vi) knowingly take or agree to take any action, or knowingly fail to take or agree to fail to take any action, where such action or failure to act could reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii) terminate, waive or assign any material right under any material Contract of Purchaser;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) except as permitted by clause (iv), voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xix) (i) enter into, adopt or amend any Purchaser Benefit Plan (other than the adoption of the Purchaser Incentive Award Plan), or enter into any employment contract or collective bargaining agreement; (ii) hire any employee or any other individual to provide services to Purchaser or its Affiliates following Closing; or (iii) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser or any of its Affiliates; or

(xx) authorize or agree to do any of the foregoing actions.

Section 6.04 Annual and Interim Financial Statements.

(a) To the extent not already delivered, as soon as reasonably practicable following the date of this Agreement (and in any event by September 15, 2026), the Company shall use reasonable best efforts to deliver to the Purchaser audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2025 and December 31, 2024, together with the auditor’s reports thereon, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “Audited Financial Statements”); provided, however, that upon delivery of such Audited Financial Statements, such financial statements shall be deemed “Company Financials” for the purposes of this Agreement and the representation and warranties set forth in Section 4.06 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to the Purchaser unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the six-month periods ending June 30, 2026 and 2025, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated 1H Financial Statements”) and as soon as reasonably practicable, the Company shall deliver to the Purchaser any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the Proxy Statement/Registration Statement; provided, however, that upon delivery of such Updated 1H Financial Statements and any other audited or unaudited financial statements of the Target Companies, the representation and warranties set forth in Section 4.06 shall be deemed to apply to the Updated 1H Financial Statements and any other audited or unaudited financial statements of the Target Companies, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares, the Purchaser Units and the Purchaser New Units on the NYSE; provided, however, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(d) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on the NYSE only the Domesticated Purchaser Common Stock and Domesticated Purchaser Public Warrants.

Section 6.06 No Solicitation.

(a) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the other Party, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or knowingly encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction, or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(b) Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (i) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (a) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (b) any non-compliance with any Law by such Party or its Affiliates; (ii) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (iii) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be borne by the Target Companies), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval or clearance, to the extent applicable or required, of the transactions contemplated by this Agreement and shall use their reasonable best efforts to have such Governmental Authorities approve or clear the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party shall file or cause to be filed, as soon as reasonably practicable following the date of this Agreement (but in no event later than ten (10) Business Days after the date of this Agreement), the filings or notifications under the HSR Act. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, the Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, and (2) pay all remaining amounts then available in the Trust Account to the Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the Domestication, the Sponsor Share Conversion and the Mergers qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the Domestication, the Sponsor Share Conversion or the Mergers from qualifying for their respective Intended Tax Treatments. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of the Domestication, the Sponsor Share Conversion or the Mergers for their respective Intended Tax Treatments by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by the relevant Tax counsel of a Party, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, however, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Merger Subs, the Purchaser or Purchaser Shareholders, including that the Domestication or the Sponsor Share Conversion qualify for their respective Intended Tax Treatments and (y) any counsel to the Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Target Companies or the holders or beneficial owners of equity or other securities of the Target Companies, including that the Mergers qualify for their Intended Tax Treatment; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(d) Following the Closing Date, the Purchaser and the Surviving LLC shall reasonably cooperate with the shareholders of Purchaser prior to the Closing Date to make available to any such shareholder who so requests information reasonably necessary for such shareholder (or its direct or indirect owners) to compute any income or gain arising (i) if applicable, as a result of the Purchaser’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely (A) publicly posting a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) providing information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the transactions contemplated hereby (including by publicly posting information necessary to make elections under Treasury Regulations Section 1.367(b)-3(c)(3)).

Section 6.12 Company Warrants. Prior to the Closing, the Company shall cause each Company Warrant that is outstanding and unexercised immediately prior to the Closing to be automatically converted, on a cashless basis, into shares of Company Common Stock or Company Preferred Stock, as applicable, in accordance with the terms of such Company Warrant, such that upon such conversion, all Company Warrants shall no longer be outstanding and shall cease to exist, and each holder of a Company Warrant shall thereafter cease to have any rights with respect to such Company Warrant other than the right to hold the shares of Company Common Stock or Company Preferred Stock, as applicable, issued upon such conversion.

Section 6.13 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Section 6.14 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Updated 1H Financial Statements and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Target Companies’ and their respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Purchaser Common Stock to be issued in exchange for (x) the issued and outstanding Purchaser Class A Ordinary Shares and (y) the issued and outstanding Purchaser Class B Ordinary Shares, in each case in connection with the Domestication, (B) the Domesticated Purchaser Public Warrants and the Domesticated Purchaser Private Placement Warrants to be issued in exchange for the Purchaser Warrants in connection with the Domestication, and (C) the shares of Domesticated Purchaser Common Stock that constitute the Merger Consideration (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will, unless otherwise determined by the Company, be borne by the Company. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Target Companies to any regulatory authority (including the NYSE) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. The Purchaser shall not file any response to comments from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents unless the Purchaser and the Company have mutually agreed upon the form and substance of such response.

(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the First Effective Time any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval.

(i) The Purchaser shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, for a date no later than twenty (20) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect a Redemption in conjunction with the shareholder vote on the Transaction Proposals. The Purchaser shall, through its board of directors (the “Purchaser Board”), recommend to the Purchaser Shareholders (the “Purchaser Board Recommendation”) (A) to approve, as an ordinary resolution, this Agreement and the transactions contemplated hereby or referred to herein, including the Domestication and the Mergers, in accordance with applicable Law and exchange rules and regulations, (B) to approve, as a special resolution, the Domestication, (C) to approve, as a special resolution, the adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, (D) to approve any separate or unbundled advisory proposals as are required to implement the foregoing, (E) to approve, as an ordinary resolution, the issuance of shares of Domesticated Purchaser Common Stock as required by NYSE Listing Rule 312.03, (F) to approve, as an ordinary resolution, the adoption by the Purchaser of the Purchaser Incentive Award Plan, (G) to approve, as an ordinary resolution passed by the holders of the Purchaser Class B Ordinary Shares entitled to vote thereon, the appointment of the director nominees in accordance with Section 6.19 of this Agreement, (H) to approve, as an ordinary resolution (or if required by applicable Law, or the Purchaser’s Organizational Documents as a special resolution), any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) to approve, as an ordinary resolution (or if required by applicable Law, or the Purchaser’s Organizational Documents as a special resolution), any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions, including but not limited to any amendments to the Purchaser’s Organizational Documents prior to Domestication, for the purposes of approving, or in conjunction with the consummation of, the Business Combination, and (J) to approve, as an ordinary resolution, the adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of the Purchaser (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Mergers or any other Transaction (such proposals in (A) through (J), together, the “Transaction Proposals”), or if the Purchaser determines that one or more of the conditions to Closing is not satisfied or waived, and include such recommendation in the Proxy Statement. Notwithstanding anything in this clause (b)(i) or otherwise in this Agreement to the contrary, at any time prior to, but not after the Domestication, if the Purchaser Board, after consultation with their legal counsel, determine after the date of this Agreement in good faith that failure to withdraw or modify the Purchaser Board Recommendation would be inconsistent with the members of the Purchaser Board’s fiduciary duties under applicable Law, then the Purchaser Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Board Recommendation (a “Change in Recommendation”); provided, however, that, notwithstanding the foregoing, the Purchaser Board shall not be permitted to effect a Change in Recommendation solely in response to, in connection with, or arising out of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, whether or not solicited, and in no event shall the receipt, existence or terms of any Acquisition Proposal relieve the Purchaser Board of its obligation to recommend the Transaction Proposals in accordance with this Agreement. For the avoidance of doubt, any Change in Recommendation shall not affect the Purchaser’s obligations under this Agreement to establish a record date for, duly call, give notice of, and convene and hold the Purchaser Shareholder Meeting.To the fullest extent permitted by applicable Law, (x) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) the Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.14(b), and hold additional Purchaser Shareholders’ Meetings in order to obtain the Purchaser Shareholder Approval; provided, however, that, with the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Purchaser may make one or more successive postponements or, with the consent of the Purchaser Shareholders’ Meeting, adjournments of the Purchaser Shareholders’ Meeting, subject to applicable Law and the Purchaser’s Organizational Documents; provided, further, however, that when the Purchaser Shareholders’ Meeting is postponed or adjourned for thirty (30) days or more, notice of the postponed or adjourned meeting shall be given as in the case of an original meeting. The Purchaser agrees that it shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such Purchaser Class A Ordinary Shares in connection with the vote on the Transaction Proposals at the Purchaser Shareholders’ Meeting, as required by the Purchaser’s Organizational Documents (the “Redemption”).

(c) Company Stockholder Approvals.

(i) Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Requisite Shareholder Approval in the form of an irrevocable written consent (the “Written Consent”) of the Sellers pursuant to the terms of the Seller Voting and Support Agreement promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Sellers. The Company shall provide the Purchaser with copies of each Written Consent it receives within two (2) Business Days following receipt of such Written Consent.

(ii) To the extent the Requisite Shareholder Approval is not delivered pursuant to Section 6.14(c)(i) within three (3) Business Days following the effectiveness of the Registration Statement (as declared effective under the Securities Act), then the Company shall take all action necessary to duly call, give notice, convene and hold a meeting of the shareholders of the Company as soon as practicable, and, in connection therewith, the Company shall (a) mail an information statement and proxy solicitation which shall include, without limitation, the Registration Statement in advance of such meeting for the purpose of soliciting from the shareholders of the Company proxies to vote in favor of the adoption of this Agreement and approval of the Transactions; and (b) use its reasonable best efforts to secure the vote or consent of the shareholders of the Company required by applicable Law to obtain such approval. The Company shall keep the Purchaser updated with respect to proxy solicitation results as requested by the Purchaser. Once the shareholder meeting of the Company has been duly called and noticed, the Company shall not postpone or adjourn such shareholder meeting without the consent of the Purchaser (other than: (i) in order to obtain a quorum of shareholders of the Company; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with the Purchaser to hold the shareholder meeting of the Company prior to, or, on the same day and at the same time as the Purchaser Shareholders’ Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

Section 6.15 Employee Matters.

(a) Prior to the Closing, the Purchaser shall approve and adopt, subject to the Requisite Shareholder Approval, an equity incentive plan (the “Purchaser Incentive Award Plan”), to be effective as of the Closing. The Purchaser Incentive Award Plan shall provide for (i) an initial aggregate share reserve thereunder equal to 10% of the aggregate number of shares of Domesticated Purchaser Common Stock outstanding as of immediately after the Closing on a fully diluted basis (inclusive of, for clarity, any securities convertible into Domesticated Purchaser Common Stock), plus, (ii) on the first day of each calendar year during the term of the Purchaser Incentive Award Plan an automatic increase of up to 5% of the aggregate number of shares of Domesticated Purchaser Common Stock outstanding as of the last day of the immediately preceding calendar year on a fully diluted basis (inclusive of, for clarity, any securities convertible into Domesticated Purchaser Common Stock). The Purchaser Incentive Award Plan shall otherwise be in a form prepared by the Company and reasonably acceptable to the Purchaser. As soon as practicable following the date that is sixty (60) days after the Closing Date and subject to applicable securities Laws, Purchaser shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Domesticated Purchaser Common Stock issuable under the Purchaser Incentive Award Plan, and the Purchaser shall use commercially reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Purchaser Incentive Award Plan remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.15 are included for the sole benefit of Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of the Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.16 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall to the extent permitted use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement. Thereafter, all press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing (or the earlier termination of this Agreement) be subject to the prior mutual approval of the Purchaser and the Company, which approval shall not be unreasonably withheld by any Party; provided, however, that no Party shall be required to obtain consent pursuant to this Section 6.16(b) (i) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6.16(b), and (ii) in the case of the Company, to the extent any proposed release or statement is directed to (A) its equityholders, Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors who are subject to a customary obligation of confidentiality and are not permitted to trade on any material non-public information they are provided, and (B) employees and consultants of the Company and its Subsidiaries in internal announcements of the Company who are subject to a customary obligation of confidentiality and are not permitted to trade on any material non-public information they are provided.

(c) The restriction in Section 6.19(b) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing or in connection with applications filed with any other Governmental Authority shall be deemed not to violate this Section 6.16.

Section 6.17 Confidential Information. Effective as of the date of this Agreement, the confidentiality obligations set forth in this Section 6.17 shall supersede and replace any confidentiality obligations of the Parties and their respective Affiliates and Representatives under any prior confidentiality or non-disclosure agreement between the Parties or their Affiliates (or any of their respective Representatives) with respect to the subject matter hereof; provided, however, that such prior confidentiality or non-disclosure agreement shall otherwise remain in full force and effect in accordance with its terms with respect to any provisions thereof other than the confidentiality obligations superseded hereby.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.17(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.17(a) furnish only that portion of such Purchaser Confidential Information; provided, however, that with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (i) applicable Law or (ii) legal, fiduciary or professional obligation, (iii) in accordance with written document retention policies and procedures and/or (iv) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser and the Merger Subs hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, any Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.17(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.17(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided, however, that with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, the Merger Subs and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (i) the Purchaser, the Merger Subs and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, (ii) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, the Merger Subs or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Target Companies, the Transactions or the Company Confidential Information.

Section 6.18 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

Section 6.19 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all such action within their power as may be necessary or appropriate so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) shall be as set forth on Section 6.19 of the Company Disclosure Letter (the “Designated Directors”). To the extent any Designated Director declines to serve, is unable to serve, or is anticipated to fail to meet the applicable independence and other requirements of the NYSE and SEC rules (as mutually determined by the Company and the

Purchaser with the advice of counsel), the party whom was entitled to appoint such Designated Director shall be permitted to select a replacement individual to serve as a director on the Post-Closing Purchaser Board. The Purchaser shall obtain resignations effective immediately after Closing from the directors of the Purchaser that are not to remain directors on the Post-Closing Purchaser Board.

(b) The Parties agree that (i) their mutual intent is that the initial offices and committees of the Post-Closing Purchaser Board, and certain initial actions of the Post-Closing Purchaser Board, will be as designated by the Company prior to the Closing upon written notice to the Purchaser, and (ii) they will use commercially reasonable efforts to prepare mutually agreeable written resolutions implementing such designations and appointments for the Post-Closing Purchaser Board to consider and, if thought fit, to adopt immediately following the Closing (or as soon thereafter as the Post-Closing Purchaser Board determines); provided, however, that each of the Parties acknowledges and agrees that such designations, appointments and actions (including with respect to clause (i) and (ii) above) shall be made by the Post-Closing Purchaser Board in its sole and absolute discretion.

(c) At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(d) The Parties shall take all action necessary, including the Purchaser causing the executive officers of Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be as designated by the Company prior to the Closing upon written notice to the Purchaser.

Section 6.20 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, the Merger Subs and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser, the Merger Subs and the Target Companies, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, the Merger Subs’ and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, the Merger Subs or any of the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, the Merger Subs and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.20 without limit as to time.

(b) At or prior to the Closing, the Purchaser shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is covered by a directors’ and officers’ liability insurance policy of the Purchaser or one or more Target Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided, however, that in no event shall the Purchaser be required to expend on the premium thereof in excess of 300% of the aggregate annual premiums currently payable by the Purchaser or the Target Companies with respect to such current policies (the “Premium Cap”); provided, further, however, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. The Purchaser shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Target Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.20(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the Purchaser.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of the Purchaser and the Target Companies under this Section 6.20(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.20 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.20.

(d) If the Purchaser or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or such Target Company, as applicable, assume the obligations set forth in this Section 6.20.

Section 6.21 PIPE Subscriptions.

(a) Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, the Purchaser shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) the Purchaser the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms; provided that in no event shall the Purchaser or any Merger Sub be obligated to pay any amount or grant any concession to a PIPE Investor in connection with taking any such action except for a concession reasonably requested by the Company that is contingent upon the Closing and would not result in a failure to meet the Minimum PIPE Investment Amount.

(b) Notwithstanding anything in this Section 6.21 or elsewhere in this Agreement to the contrary, the Purchaser shall ensure that the aggregate cash proceeds available to the Purchaser from the Sponsor and its direct and indirect equityholders and their respective Affiliates and “friends and family” introduced by the Sponsor in connection with the PIPE Investment at the Closing are at least $10,000,000 (the “Minimum Backstop Amount”). In the event that the aggregate cash proceeds actually received by the Purchaser from the Sponsor and its direct and indirect equityholders and their respective Affiliates and “friends and family” introduced by the Sponsor in connection with the PIPE Investment at or prior to the Closing are less than the Minimum Backstop Amount, the Sponsor hereby agrees to fund (or cause to be funded) to the Purchaser, by wire transfer of immediately available funds no later than one (1) Business Day prior to the Closing, the amount of any such shortfall, such that the aggregate amount available to the Purchaser from the Purchaser and its Affiliates in connection with the Purchaser and its Affiliates in connection with the PIPE Investment (together with any amounts funded by the Sponsor pursuant to this paragraph) equals at least the Minimum Backstop Amount. The Sponsor is party to this Agreement solely for purposes of this Section 6.21(b) and shall have no liability or obligation under any other provision of this Agreement.

Section 6.22 Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such Purchaser Class A Ordinary Shares, as required by and in accordance with the Purchaser’s Organizational Documents in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, the Purchaser shall carry out the Redemption (prior to the Domestication, or at such later time as required by the Purchaser’s Organizational Documents) and use the proceeds held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the Purchaser’s Organizational Documents.

Section 6.23 Domestication. Subject to receipt of the Purchaser Shareholder Approval, at least one (1) day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the NYSE and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) completing, making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication and file with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under section 206 of the Cayman Companies Act, (c) adopting the Purchaser Bylaws upon Domestication, in form and substance approved by the Company, and (d) the Purchaser’s name shall be changed to “Nth Cycle Holdings, Inc.” or another name mutually agreed by the Purchaser and the Company prior to the Domestication.

Section 6.24 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day of the Closing Date, the post-Domestication Purchaser, as the successor to the pre-Domestication Purchaser, shall, to the extent required by applicable law, file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Section 6.25 Affiliate Agreements. Except as set forth on Section 6.25 of the Company Disclosure Letter, all agreements with Related Persons shall be terminated or settled at or prior to the Closing without further Liability to the Purchaser or the Target Companies, in each case.

Section 6.26 Sponsor Indemnification. To the fullest extent permitted by applicable law and the Purchaser’s Organizational Documents, the Purchaser hereby agrees to defend, indemnify, hold harmless and exonerate (including the advancement of expenses to the fullest extent permitted by applicable law) the Sponsor and its members (present and former), managers and affiliates and their respective present and former officers and directors (each, a “Sponsor Indemnitee”) from any and all costs, fees, expenses, judgments, Liabilities, fines, penalties, reasonable attorneys’ fees and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, fees, expenses, judgments, Liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably, incurred by a Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or any other actual, threatened or completed proceeding instituted by the Purchaser or any third party, whether civil, criminal, administrative or investigative in nature, in respect of any investment opportunities sourced by a Sponsor Indemnitee for the Purchaser or any Liability arising with respect to a Sponsor Indemnitee’s activities in connection with the affairs of the Purchaser (in each case to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between the Purchaser and the applicable Sponsor Indemnitee); provided, however, that in no event shall a Sponsor Indemnitee be entitled to be indemnified or held harmless hereunder in respect of any costs, fees, expenses, judgments, Liabilities, fines, penalties and amounts paid in settlement (if any) that a Sponsor Indemnitee may incur by reason of such person’s own actual fraud or intentional misconduct; provided, further, however, that, for the avoidance of doubt, under no circumstance shall a Sponsor Indemnitee have a claim to any monies or assets held in the Trust Account, and the Purchaser shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder. The Sponsor Indemnitees shall be third party beneficiaries of this Section 6.26.

Section 6.27 Consents and Waivers. Prior to the Redemption, the Company shall use reasonable best efforts to obtain the consents and approvals set forth on Section 6.27 of the Company Disclosure Letter.

Section 6.28 Section 16 Matters. Prior to the First Effective Time, each of the Company and the Purchaser shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Stock or Company Preferred Stock or acquisitions of Domesticated Purchaser Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval shall have been obtained.

(b) Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Stock Exchange Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall be approved for listing upon the Closing on the NYSE or such other national exchange as mutually agreed upon by Purchaser and the Company.

(f) Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act with respect to the Transactions shall have expired or been terminated.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. (i) The Purchaser Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Purchaser Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case, as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Purchaser and the Merger Subs contained in this Agreement other than the Purchaser Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Purchaser Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and the Merger Subs shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement that is continuing and uncured.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.23 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Trust Account. The Purchaser shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to the Redemption) available to Purchaser at the Closing.

(f) Minimum Cash. The Purchaser Closing Cash Amount shall be equal to or greater than $75,000,000.

(g) Closing Deliveries.

(i) OFFICER CERTIFICATE. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(ii) ANCILLARY DOCUMENTS. The Company shall have delivered to the Purchaser:

(A) a copy of the A&R Registration Rights Agreement, duly executed by the Purchaser and the Sponsor; and

(B) a copy of the Lock-Up Agreements, duly executed by the Purchaser and the Sponsor, as applicable.

Section 7.03 Conditions to Obligations of the Purchaser, Merger Sub I and Merger Sub II. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and the Merger Subs to consummate the Transactions are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Representations and Warranties. (i) The Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true, correct and complete in all material respects, in each case, as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects at and as of such date), and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement that is continuing and uncured.

(d) Closing Deliveries.

(i) OFFICER CERTIFICATE. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c).

(ii) ANCILLARY DOCUMENTS. The Company shall have delivered to the Purchaser:

(A) a properly completed and duly executed IRS Form W-9 from the Sellers representing the Requisite Shareholder Approval;

(B) a copy of the A&R Registration Rights Agreement, duly executed by certain of the Sellers;

(C) a copy of the Seller Lock-Up Agreement, duly executed by those Sellers set forth on Section 7.03(d)(ii)(C) of the Company Disclosure Letter; and

(D) a certificate on behalf of the Company, in form and substance reasonably satisfactory to Purchaser, dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company by written notice to the Purchaser if at any time prior to the receipt of the Purchaser Shareholder Approval there has been a Change in Recommendation;

(c) by the Company if the Purchaser Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Purchaser Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by July 21, 2027 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.01(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by written notice by either the Purchaser or the Company to the other Party if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied at the Closing, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if at such time the Company is in material uncured breach of this Agreement;

(g) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied at the Closing, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Purchaser is in material uncured breach of this Agreement;

(h) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Purchaser shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation; or

(i) by written notice by the Company to the Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.17, Article IX, and this Section 8.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.16).

ARTICLE IX

MISCELLANEOUS

Section 9.01 No Survival. Except (x) as otherwise contemplated by Section 9.02 or (y) in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with evidence of transmission, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser: Kensington Capital Acquisition Corp. VI 1400 Old Country Road, Suite 301 Westbury, NY 11590 Attn: Justin Mirro Email: [***]	with a copy (which will not constitute notice) to: Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 Attn: Charles A. Samuelson Email: chuck.samuelson@hugheshubbard.com

If to the Company, to: Nth Cycle, Inc. 15 Blue Sky Drive Burlington, MA 01803 Attn: Raffi Freeman Email: [***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attn: Ryan Maierson, Drew Capurro and Brian Umanoff

Email: ryan.maierson@lw.com; drew.capurro@lw.com; brian.umanoff@lw.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided, however, that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except for the rights of Persons who are not Parties set forth in Section 6.11, Section 6.18, Section 6.20 and Section 6.26, which Persons the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 No Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, the Purchaser, the Merger Subs and, solely with respect to Section 6.21, Sponsor, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, the Purchaser, the Merger Subs and, solely with respect to Section 6.21, Sponsor, as named parties hereto; and

(b) except to the extent a Party (and then only to the extent of the specific obligations undertaken by such party hereto): (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of the Company, the Purchaser, the Merger Subs or, solely with respect to Section 6.21, Sponsor; and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Purchaser, the Merger Subs or, solely with respect to Section 6.21, Sponsor under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 9.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.11 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement, or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words

“herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (k) the term “Dollars” or “$” means United States dollars; and (l) unless the context otherwise requires, any reference to something that has been “provided” or “delivered” means it was provided or delivered on or prior to the date of this Agreement. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

Section 9.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.15 Legal Representation.

(a) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Group”), on the one hand, and (y) the Purchaser following the Closing, the Company and/or any member of the Company Group, on the other hand, any legal counsel, including HHR, that represented the Purchaser and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser and/or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Purchaser, the Sponsor and/or any other member of the SPAC Group, on the one hand, and HHR, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser.

(b) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) the Company (following the Closing) and/or any member of the SPAC Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(c) Latham has represented the Company Group and the Target Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the SPAC Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have Latham be disqualified from representing (a) any member of the Company Group in connection with any dispute that may arise between such parties and the SPAC Group or the Target Companies, or (b) the Purchaser or any of the Target Companies in connection with any dispute that may arise between such parties and the members of the Company Group.

(d) HHR has represented the SPAC Group with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Company Group and, following the Closing, the Company and the Target Companies agree that they shall not, and shall cause their Affiliates not to, seek to have HHR be disqualified from representing any member of the SPAC Group in connection with any dispute that may arise between such parties and the SPAC Group or the Target Companies.

Section 9.16 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public shareholders and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (iii) if the Purchaser holds a shareholder vote to amend the Purchaser’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Purchaser’s Organizational Documents relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public shareholders as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with the Purchaser; provided, however, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account).

Section 9.17 Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Purchaser Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Company Disclosure Letter and/or the Purchaser Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

ARTICLE X

DEFINITIONS

Section 10.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction (other than the Purchaser and the Sponsor or their respective Representatives).

“Additional Purchaser SEC Reports” has the meaning specified in Section 5.07(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” means (i) with respect to the Company and its Affiliates, in one transaction or a series of transactions (other than the transactions contemplated by this Agreement and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business), (a) any acquisition or purchase, directly or indirectly, of (1) all or any portion of the assets of the Target Companies that comprises 25% or more of their combined net revenues or net income, (2) except to the extent expressly permitted by Section 6.02(b), any of the shares or other equity interests of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership or otherwise, or (b) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Target Companies, and (ii) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser or any of its Affiliates.

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the transactions contemplated in this Agreement, in each case to be executed and delivered on the date of this Agreement or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter).

“Anti-Bribery Law” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials) that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any official or representative of a Governmental or Regulatory Authority or commercial entity to obtain a business advantage.

“Anti-Money Laundering Laws” means, with respect to any Person, the applicable anti-money laundering statutes of jurisdictions where such Person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdiction, including, without limitation, (i) the Bank Secrecy Act, (ii) the U.S. Currency and Foreign Transaction Reporting Act of 1970, (iii) the Money Laundering Control Act of 1986, and (iv) the USA PATRIOT Act, in each case, including the rules, regulations and applicable financial recordkeeping and reporting requirements promulgated thereunder and as amended from time to time.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Audited Financial Statements” has the meaning specified in Section 6.04(a).

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Organizational Documents as in effect on the date of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Boston, Massachusetts or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Certificates of Merger” has the meaning specified in Section 1.02.

“Change in Recommendation” has the meaning specified in Section 6.14(b)(i).

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plans” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to by any Target Company for the benefit of any Relevant Service Provider, or with respect to which any Target Company has any Liability, whether direct or indirect, whether actual or contingent, to provide compensation or benefits to any Relevant Service Provider (or any of their dependents or beneficiaries), in each case, other than (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) any plan or program that is sponsored solely by a Governmental Authority and to which any Target Company is required to contribute pursuant to applicable Law.

“Company Closing Certificate” has the meaning specified in Section 3.02(b).

“Company Common Stock” means Company’s common stock, par value $0.0001 per share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Security” means each convertible promissory note, simple agreement for future equity or similar instrument or Contract issued by the Company or entered into by the Company pursuant to which any Person has the right to convert or exchange such instrument or Contract into equity securities of the Company (for the avoidance of doubt, excluding Company Warrants, Company Restricted Stock Awards, Company Options and Company RSUs).

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Earnout Stockholder” means (i) a stockholder of the Company who received one or more shares of Domesticated Purchaser Common Stock pursuant to Section 2.02(a)(ii)(A) or (ii) any holder, as of immediately prior to the Closing, of a Company Option, Company RSU or Company Restricted Stock Award.

“Company Earnout Stockholder Portion” means, with respect to any Company Earnout Stockholder, a percentage determined by dividing (a) the aggregate number of shares of Domesticated Purchaser Common Stock issued to such Company Earnout Stockholder at Closing pursuant to Section 2.02(a) plus the aggregate number of shares underlying such Company Earnout Stockholder’s Purchaser Restricted Stock Awards, Purchaser Options and Purchaser RSUs, as applicable, issued pursuant to Sections 2.02(a), and (b) the total number of shares of Domesticated Purchaser Common Stock issued pursuant to Section 2.02(a) plus the aggregate number of shares of Domesticated Purchaser Common Stock underlying Purchaser Restricted Stock Awards, Purchaser Options, Purchaser RSUs and Purchaser Warrants issued pursuant to Section 2.02(a) that are outstanding immediately after the First Effective Time.

“Company Equity Incentive Plan” means each of the Company’s 2020 Stock Incentive Plan, as amended from time to time, and the Company’s 2024 Stock Incentive Plan, as amended from time to time.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and third sentences of Section 4.01 (Organization and Standing); the entirety of Section 4.02 (Authorization; Binding Agreement); the entirety of Section 4.03 (Capitalization); and the entirety of Section 4.26 (Finders and Brokers).

“Company Group” has the meaning specified in Section 9.15(b).

“Company IP” means any and all Intellectual Property currently owned, licensed, used or held for use by the Target Companies.

“Company IP Licenses” means Intellectual Property licenses, sublicenses and other agreements or permissions to use Intellectual Property.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions (including any acts of war or sanctions imposed in connection with the current disputes involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved), (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including (1) increases in the cost of products, supplies, materials or other goods purchased from third party suppliers or (2) changes, delays or disruptions in the availability or supply of critical minerals (or any commodities, material or components used in or produced by the Target Companies’ business)), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of, the Purchaser; provided, further, however, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies (including with respect to size and stage of company development) in the industry in which the Target Companies conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Option” means each option to purchase shares of Company Common Stock, granted pursuant to a Company Equity Incentive Plan.

“Company Permits” has the meaning specified in Section 4.11.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series Seed Preferred Stock.

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Restricted Stock Award” means an award of restricted shares of Company Common Stock subject to vesting and/or a right of repurchase (including as a result of any early exercise of a Company Option), whether granted under a Company Equity Incentive Plan or otherwise.

“Company RSU” means each restricted stock unit to acquire a share of Company Common Stock, granted pursuant to a Company Equity Incentive Plan.

“Company Series A Preferred Stock” means Company’s Series A preferred stock, par value $0.0001 per share.

“Company Series B Preferred Stock” means Company’s Series B preferred stock, par value $0.0001 per share.

“Company Series Seed Preferred Stock” means Company’s Series Seed preferred stock, par value $0.0001 per share.

“Company Software” means any and all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonuses and similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into by the Target Companies prior to the Closing Date (excluding any “double-trigger” payments and any payment arising as a result of any action taken by or at the request of the Purchaser or its Affiliates), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; (c) all costs, fees and expenses related to the D&O Tail; (d) all fees or other amounts charged by any Governmental Authorities relating to any required filing or application under Antitrust Laws; and (e) all of the filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement; but excluding any amounts payable by the Purchaser hereunder pursuant to the definition of Purchaser Transaction Costs.

“Company Warrants” means all warrants to purchase any stock or other equity interests of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyleft Action” has the meaning specified in Section 4.14(e).

“Copyrights” has the meaning set for in the definition of “Intellectual Property”.

“Designated Directors” has the meaning specified in Section 6.19(a).

“D&O Indemnified Party” has the meaning specified in Section 6.20(a).

“D&O Tail” has the meaning specified in Section 6.20(b).

“DGCL” has the meaning specified in the Recitals.

“DLLCA” has the meaning specified in the Recitals.

“Domesticated Purchaser Class 1 Warrants” means the Purchaser Class 1 Warrants that become exercisable for Domesticated Purchaser Common Stock in connection with the Domestication.

“Domesticated Purchaser Class 2 Warrants” means the Purchaser Class 2 Warrants that become exercisable for Domesticated Purchaser Common Stock in connection with the Domestication.

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser New Unit” means, following the Domestication, a unit of the Purchaser, consisting of one (1) share of Domesticated Purchaser Common Stock (which was one Purchaser Class A Ordinary Share prior to the Domestication) and three-quarters (3/4) of one (1) Purchaser Class 2 Warrant.

“Domesticated Purchaser Public Warrants” has the meaning specified in the Recitals.

“Domesticated Purchaser Unit” means, following the Domestication, a unit of the Purchaser, consisting of one (1) share of Domesticated Purchaser Common Stock (which was one Purchaser Class A Ordinary Share prior to the Domestication), one-quarter (1/4) of one (1) Purchaser Class 1 Warrant, and three-quarters (3/4) of one (1) Purchaser Class 2 Warrant.

“Domestication” has the meaning specified in the Recitals.

“Earnout Consideration” has the meaning specified in Section 2.05(b).

“Earnout Shares” means the shares of Domesticated Purchaser Common Stock that may be issued pursuant to Section 2.05(a) and Section 2.05(b).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law relating to (a) the protection of human health and safety to the extent relating to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest actually incurred as a result of any claim or demand by any Governmental Authority or other Person or in response to any violation of Environmental Law, to the extent based upon or arising under or pursuant to any Environmental Law, Environmental Permit, Order or Contract that relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.20(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which, together with a Target Company, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (x) 50,700,200, by (y) the number of Fully-Diluted Company Shares. As of the date of this Agreement, the Exchange Ratio would be 2.62152.

“Exchange Ratio Calculation” has the meaning specified in Section 3.04(a).

“Excluded Share” has the meaning specified in Section 2.02(a)(i).

“Extension” has the meaning specified in Section 6.03(a).

“FAR” has the meaning specified in Section 4.10(d).

“Federal Securities Laws” has the meaning specified in Section 6.07.

“First Certificate of Merger” has the meaning specified in Section 1.02(b).

“First Effective Time” has the meaning specified in Section 1.02(b).

“First Merger” has the meaning specified in the Recitals.

“Foreign Antitrust Laws” has the meaning specified in Section 2.05(j).

“Fraud Claim” means any claim based upon intentional fraud as defined under the common law of the State of Delaware.

“Fully-Diluted Company Shares” means an amount equal to, without duplication, the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the First Effective Time, assuming exercise, exchange or conversion of all securities that are exercisable or exchangeable for, or convertible into, Company Common Stock, including all shares subject to Company Restricted Stock Awards, Company Options, Company RSUs, Company Preferred Stock and Company Warrants; provided, however, that the number of shares of Company Common Stock into which securities that are exercisable or exchangeable for, or convertible into, Company Common Stock shall be exercised or exchanged for, or converted into, shall be determined using the “treasury stock” method. As of the date of this Agreement there are 19,340,035 Fully-Diluted Company Shares.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Generative AI” means any type of AI/ML Software that can be used to create, produce or generate outputs (including text, images, video, audio, code or synthetic data), including from or based on prompts or inputs.

“Governmental Authority” means any federal, state, local, foreign government or other governmental, quasi-governmental, regulatory or administrative authority, body, instrumentality, department, board, bureau or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (private or public).

“Government Bid” means any quotation, bid or proposal by a Target Company that is outstanding and in effect as of the date of this Agreement, which if accepted or awarded, would lead to a prime contract with a Governmental Authority, or to a subcontract with a prime contractor or higher-tier subcontractor under a prime contract with a Governmental Authority.

“Government Contract” means any Contract, grant, cooperative agreement, basic ordering agreement, letter contract, or order between a Target Company, on the one hand, and (i) any Governmental Authority, (ii) another Person under such other Person’s prime contract with a Governmental Authority, or (iii) any higher tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand, for which the period of performance has not expired or terminated, or final payment has not been received, or which remain open to audit as of the date of this Agreement. Unless otherwise indicated, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Government-Furnished Items” has the meaning specified in Section 4.10(k).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other substance or material that is regulated as hazardous or toxic under Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HHR” means Hughes Hubbard & Reed LLP.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means income, capital gains, franchise, and similar Taxes.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein including: (i) all United States and foreign patents and patent applications, patent disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, reissues or foreign counterparts of any of the foregoing; (ii) all United States, international and foreign trade names, trade dress, trademarks, service marks, logos or internet domain name registrations, social media usernames, handles, and similar identifiers, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (iii) all United States, international, and foreign copyrights (whether registered or unregistered), original works of authorship (including Software and all rights therein), copyrightable works, together with all registrations and applications relating thereto (“Copyright”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals hereto.

“Interim Company Financials” has the meaning specified in Section 4.06(a).

“Interim Period” has the meaning specified in Section 6.01(a).

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of March 3, 2026 (File No. 333-293233).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” means technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation.

“JOBS Act” has the meaning specified in Section 5.07(f).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Section 10.01-C of the Company Disclosure Letter and (ii) the Purchaser, the actual knowledge of the individuals set forth on Section 10.01-D of the Purchaser Disclosure Letter.

“Latham” has the meaning specified in Section 9.15(b).

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 2.02(a)(ii).

“Merger Sub I” has the meaning specified in the Preamble.

“Merger Sub II” has the meaning specified in the Preamble.

“Mergers” has the meaning specified in the Recitals.

“NIST” has the meaning specified in Section 4.10(d).

“NYSE” has the meaning specified in Section 5.07(a).

“OFAC” has the meaning specified in Section 5.17(c).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions, generally with license, maintenance, support and other fees of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.14(a)(i).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 8.01(c).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software, all Company Registered IP and all other Intellectual Property required to be set forth in Section 4.14(a)(i) of the Company Disclosure Letter.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document or (f) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means information that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investment Amount” means the aggregate gross purchase price received by the Purchaser prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“Post-Closing Purchaser Board” has the meaning specified in Section 6.19(a).

“Preferred Bidder Status” has the meaning specified in Section 4.10(a).

“Premium Cap” has the meaning specified in Section 6.20(b).

“Proxy Statement” has the meaning specified in Section 6.14(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.14(a)(i).

“Public Certifications” has the meaning specified in Section 5.07(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to by the Purchaser or any of its Affiliates for the benefit of their respective employees, independent contractors, directors or other individual service providers (or any of their dependents or beneficiaries), or with respect to which the Purchaser or any of its Affiliates has any Liability, whether direct or indirect, whether actual or contingent.

“Purchaser Board” has the meaning specified in Section 6.14(b)(i).

“Purchaser Board Recommendation” has the meaning specified in Section 6.14(b)(i).

“Purchaser Bylaws upon Domestication” has the meaning specified in the Recitals.

“Purchaser Charter upon Domestication” has the meaning specified in the Recitals.

“Purchaser Class 1 Warrants” means the Class 1 public warrants to purchase Purchaser Class A Ordinary Shares contemplated by the Purchaser Warrant Agreement.

“Purchaser Class 2 Warrants” means the Class 2 public warrants to purchase Purchaser Class A Ordinary Shares contemplated by the Purchaser Warrant Agreement.

“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of the Purchaser of a par value of $0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of the Purchaser of a par value of $0.0001 per share.

“Purchaser Closing Cash Amount” means an amount equal to the sum of (a) the amount of cash available in the Trust Account as of the Closing after giving effect to the Redemption, plus (b) the PIPE Investment Amount, in each case of clauses (a) and (b), (and without otherwise limiting the foregoing) prior to giving effect to the payment of any Purchaser Transaction Costs or Company Transaction Costs.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Purchaser Fundamental Representations” means the representations and warranties made pursuant to the first sentence of Section 5.01(a) (Organization and Standing); the entirety of Section 5.02 (Authorization; Binding Agreement); the entirety of Section 5.06 (Capitalization); and the entirety of Section 5.16 (Finders and Brokers).

“Purchaser Incentive Award Plan” has the meaning specified in Section 6.15(a).

“Purchaser Material Adverse Effect” means any Event, (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Purchaser, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Purchaser to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Purchaser Material Adverse Effect”: (a) the announcement of this Agreement and consummation of the transactions contemplated hereby, (b) the taking of any action required by this Agreement or any Ancillary Document, (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (e) the Redemption, (f) any breach of any covenants, agreements or obligations of any PIPE Investor (including any breach of such Person’s obligations to fund any amounts thereunder when required), (g) changes in applicable Law or interpretations thereof after the date of this Agreement, (h) changes in GAAP (or any interpretation thereof) after the date of this Agreement, or (i) any change in interest rates or economic, political, business or financial market conditions generally; provided, further, however, that any Event referred to in clauses (c), (d), (g), (h) or (i) above may be taken into account in determining if a Purchaser Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Purchaser relative to similarly situated companies in the industry in which the Purchaser conducts its operations, but only to the extent of the incremental disproportionate effect on the Purchaser relative to similarly situated companies in the industry in which the Purchaser conducts its operations.

“Purchaser New Units” means the new units of the Purchaser that began trading on April 24, 2026, each consisting of one (1) Purchaser Class A Ordinary Share and three-quarters (3/4) of one (1) Purchaser Class 2 Warrant.

“Purchaser Option” has the meaning specified in Section 2.02(a)(iv).

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser Preference Shares” means prior to the Domestication, preference shares of the Purchaser, par value $0.0001 per share.

“Purchaser Private Placement Warrants” means the Purchaser Warrants sold to the Sponsor in a private placement concurrently with the IPO.

“Purchaser Restricted Stock Award” has the meaning specified in Section 2.02(a)(iii).

“Purchaser RSU” has the meaning specified in Section 2.02(a)(v).

“Purchaser Sale” means the occurrence of any of the following events: (a) any Person (other than one or more holding companies whose ultimate owners immediately after the formation thereof are the same as the owners of the Purchaser immediately prior to the formation thereof) or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities (or rights convertible or exchangeable into securities) of the Purchaser representing more than fifty percent (50%) of the combined voting power of or economic rights or interests in the Purchaser’s then outstanding voting securities, (b) there is consummated a merger or consolidation of the Purchaser with any other corporation or other entity, and, immediately after the consummation of such merger, consolidation, reorganization, or other business combination, either (x) the Purchaser’s board of directors immediately prior to the such transaction does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Purchaser immediately prior to such transaction do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, (c) the shareholders of the Purchaser approve a plan of complete liquidation or dissolution of the Purchaser or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Purchaser of all or substantially all of the assets of the Purchaser and its Subsidiaries, taken as a whole (or assets of the Purchaser and its Subsidiaries generating all or substantially all of the gross revenues or net income of the Purchaser and its Subsidiaries, taken as a whole), other than such sale or other disposition by the Purchaser of all or substantially all of the assets of the Purchaser and its Subsidiaries, taken as a whole, to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Purchaser in substantially the same proportions as their ownership of the Purchaser immediately prior to such sale, or (d) shares of Domesticated Purchaser Common Stock are delisted from the principal securities exchange or securities market on which such shares of Domesticated Purchaser Common Stock are then traded prior to the consummation of any such transaction or series of transactions described in clauses (a) through (c) above.

“Purchaser SEC Reports” has the meaning specified in Section 5.07(a).

“Purchaser Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (B) and (C) and of Section 6.14(b)(i), in each case, by special resolution under Cayman Islands Law, being a resolution passed by a majority of not less than two-thirds of the outstanding Purchaser Ordinary Shares (or the Purchaser Class B Ordinary Shares as the case may be) entitled to vote in person or by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting, (ii) those Transaction Proposals identified in clauses (A), (D), (E), (F), (G), (H), and (I) of Section 6.14(b)(i), in each case, by an ordinary resolution under Cayman Islands Law, being a resolution passed by a simple majority of the outstanding Purchaser Ordinary Shares (or the Purchaser Class B Ordinary Shares, as the case may be) entitled to vote in person or by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents), (or if required by applicable Law, or the Purchaser’s Organizational Documents as a special resolution, being a resolution passed by a majority of not less than two-thirds of the outstanding Purchaser Ordinary Shares entitled to vote in person or by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting), and (iii) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the shareholders of Purchaser as of immediately prior to the First Effective Time.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.14(b)(i).

“Purchaser Transaction Costs” means: (a) all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account; and (b) any Indebtedness of the Purchaser owed to its Affiliates or shareholders to the extent such Indebtedness does not convert into “working capital” warrants.

“Purchaser Units” means the units of the Purchaser sold in the IPO, each consisting of one (1) Purchaser Class A Ordinary Share, one-quarter (1/4) of one (1) Purchaser Class 1 Warrant, and three-quarters (3/4) of one (1) Purchaser Class 2 Warrant.

“Purchaser Warrant Agreement” means the Warrant Agreement dated March 3, 2026 between Purchaser and Continental Stock Transfer & Trust Company, as warrant agent.

“Purchaser Warrants” means the warrants contemplated by the Warrant Agreement.

“Redemption” has the meaning specified in Section 6.14(b)(i).

“Refinery Earnout Achievement Date” has the meaning specified in Section 2.05(b).

“Refinery Earnout Consideration” has the meaning specified in Section 2.05(b).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.14(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Relevant Service Provider” means any employee, officer, director or individual independent contractor of the Target Companies.

“Remedial Legal Proceeding” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Shareholder Approval” means the approval of this Agreement and the Transactions, including the Mergers, by the affirmative vote or written consent of the stockholders of the Company, pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law.

“Sanctioned Jurisdiction” has the meaning specified in Section 5.17(c).

“SDN List” has the meaning specified in Section 5.17(c).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Second Certificate of Merger” has the meaning specified in Section 1.02(b).

“Second Effective Time” has the meaning specified in Section 1.02(b).

“Second Merger” has the meaning specified in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Lock-Up Agreement” has the meaning specified in the Recitals.

“Seller Voting and Support Agreement” means that certain Seller Voting and Support Agreement, dated as of July 21, 2026 (as it may be amended or supplemented from time to time), by and between the Purchaser, the Company and certain of the Sellers.

“Sellers” means the holders of equity securities of the Company, collectively.

“Software” means any and all (i) computer software, firmware and computer programs and applications, including all source code, object code, middleware, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, instruction sets and macros in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, related to any of the foregoing and all software modules, tools and databases; and (ii) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”).

“SPAC Group” has the meaning specified in Section 9.15(a).

“Sponsor Indemnitee” has the meaning specified in Section 6.27.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Share Conversion” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date of this Agreement (as it may be amended or supplemented from time to time), by and among the Sponsor, the Company, the Purchaser and the other parties thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Corporation” has the meaning specified in Section 1.02(a).

“Surviving LLC” has the meaning specified in Section 1.02(a).

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Third-Party Datasets” has the meaning specified in Section 4.14(h).

“Top Suppliers” has the meaning specified in Section 4.23(a).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property”.

“Trading Day” means any day on which shares of Domesticated Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Purchaser Common Stock are then traded.

“Trading Earnout Achievement Date” has the meaning specified in Section 2.05(a).

“Trading Earnout Consideration” has the meaning specified in Section 2.05(a).

“Transaction Proposals” has the meaning specified in Section 6.14(b)(i).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” has the meaning specified in Section 5.15.

“Trust Agreement” has the meaning specified in Section 5.15.

“Trustee” has the meaning specified in Section 5.15.

“Unaudited Company Financials” has the meaning specified in Section 4.06(a).

“Updated 1H Financial Statements” has the meaning specified in Section 6.04(b).

“Written Consent” has the meaning specified in Section 6.14(c)(i).

{The next page is the signature page}

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

KENSINGTON CAPITAL ACQUISITION CORP. VI

By:	/s/ Justin Mirro
Name:	Justin Mirro
Title:	Chairman and CEO

Merger Sub I:

HOMELAND MERGER SUB, INC.

By:	/s/ Daniel Huber
Name:	Daniel Huber
Title:	CFO

Merger Sub II:

HOMELAND MERGER SUB II, LLC

By:	/s/ Daniel Huber
Name:	Daniel Huber
Title:	CFO

Agreed to for purposes of Section 6.21 only:

The Sponsor:

KENSINGTON CAPITAL SPONSOR VI LLC

By:	/s/ Justin Mirro
Name:	Justin Mirro
Title:	Managing Member

{Signature Page to Business Combination Agreement}

The Company:

NTH CYCLE, INC.

By:	/s/ Megan Patricia O’Connor
Name:	Megan Patricia O’Connor
Title:	Co-founder and CEO

Exhibit A

Form of Purchaser Charter upon Domestication

[See Attached]

CERTIFICATE OF INCORPORATION OF

NTH CYCLE HOLDINGS, INC.

ARTICLE I

The name of the corporation is Nth Cycle Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 919 North Market Street, Suite 950, Wilmington, New Castle County, DE 19801, and the name of its registered agent at such address is Incorp Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented. The Corporation is being incorporated in connection with the domestication of Kensington Capital Acquisition Corp. VI, a Cayman Islands exempted company limited by shares (“Kensington”), as a Delaware corporation, and this Certificate of Incorporation (this “Certificate”) is being filed simultaneously with the Certificate of Corporate Domestication of Kensington (the “Certificate of Domestication” and such time of filing being the “Effective Time”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [•]. The total number of shares of Common Stock that the Corporation is authorized to issue is [•], having a par value of [$0.0001] per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [•], having a par value of [$0.0001] per share.

Immediately prior to the filing of the Certificate of Domestication and this Certificate of Incorporation, the holders of the Class B ordinary shares of Kensington have elected to convert each such Class B ordinary share held by them, on a one-for-one basis, into one (1) Class A ordinary share of Kensington, and in connection with the Domestication and the filing of this Certificate, each then issued and outstanding Class A ordinary share of Kensington shall convert automatically, on a one-for-one basis, into a share of Common Stock.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the stockholders entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the Effective Time; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to designate members of the Board of Directors already in office as Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the other state courts of the State of Delaware or the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

A. Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, and this Article XI.

B. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Exhibit B

Form of Purchaser Bylaws upon Domestication

[See Attached]

Bylaws of

Nth Cycle Holdings, Inc.

(a Delaware corporation)

as of [_______]

i

TABLE OF CONTENTS

(continued)

ii

Bylaws of

Nth Cycle Holdings, Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Nth Cycle Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”). Any reference in these Bylaws to the Certificate of Incorporation shall, to the greatest extent permitted by applicable law or unless the context requires otherwise, include any certificate of designation the Corporation may adopt and file relating to any series of the Corporation’s preferred stock.

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting of stockholders. At the annual meeting of stockholders, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these Bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

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No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of capital stock of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at or before the meeting of stockholders in writing or by electronic transmission. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting which, in the case of the Corporation’s 2027 annual meeting of stockholders shall be deemed to be the one-year anniversary of June 19, 2026; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

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(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) the date or dates such shares were acquired, (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person,

(A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of capital stock of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation:

(1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any shares of any class or series of shares of capital stock of the Corporation;

(2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of capital stock of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction; or

(3) any contract, derivative, swap or other transaction or series of transactions designed to (x) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of capital stock of the Corporation, (y) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of capital stock of the Corporation, or (z) increase or decrease the voting power in respect of any class or series of shares of capital stock of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of capital stock of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of capital stock of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any shares of any class or series of shares of capital stock of the Corporation;

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provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underly any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,

(B) a description of any agreement, arrangement or understanding with respect to any rights to dividends on the shares of any class or series of shares of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable pursuant to such agreement, arrangement or understanding from the underlying shares of capital stock of the Corporation,

(C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

(D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,

(E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(F) any proportionate interest in shares of capital stock of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity,

(G) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies or votes from stockholders in support of such proposal and

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(H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act,

(the disclosures to be made pursuant to the foregoing clauses (A) through (H) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holders or persons who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of capital stock of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) The Board of Directors may request that any Proposing Person furnish such additional information as may be reasonably required by the Board of Directors. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(e) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this

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paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(f) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting (or, in advance of any meeting of stockholders, the Board of Directors or an authorized committee thereof) shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Notice of Nominations for Election to the Board of Directors.

(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these Bylaws, or (ii) by a stockholder present in person who (A) was a record owner of shares of capital stock of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder nominating any person for election to the Board of Directors at the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at or before the meeting of stockholders in writing or by electronic transmission. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

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(b) (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to each Nominating Person (as defined below) and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (A) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (B) provide the information with respect to each Nominating Person and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made (such notice within such time periods, “Special Meeting Timely Notice”).

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person deliver a notice of nomination, as applicable, with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice or Special Meeting Timely Notice, as applicable, or (ii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person, the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the nomination proposed to be made at the meeting); and provided that, in lieu of including the information set forth in Section 2.4(c)(ii)(G), the Nominating Person’s notice for purposes of this Section 2.5 shall include a representation as to whether the Nominating Person intends or is part of a group that intends to deliver a proxy statement and solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and

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(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for a full term if elected), (B) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates (as defined in Rule 14a-1(a) promulgated under the Exchange Act) or any other participants (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant, and (C) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(a).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) The Board of Directors may request that any Nominating Person furnish such additional information as may be reasonably required by the Board of Directors. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(e) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice or the materials delivered pursuant to this Section 2.5, as applicable, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(f) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 2.5 or by Rule 14a-19 promulgated under the Exchange Act, as applicable, and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice or Special Meeting Timely Notice, as applicable, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered, to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and (D) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

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(b) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information related to such candidate’s eligibility or qualification to serve as a director as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s corporate governance guidelines. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Board of Directors has been delivered to, or mailed and received by, the Nominating Person.

(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(d) No candidate nominated pursuant to Section 2.4(a)(ii) shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with Section 2.5 and this Section 2.6 and elected as a director.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting of stockholders, the purpose or purposes for which such meeting is called.

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2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted

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proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these Bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

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(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

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3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these Bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

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(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Chairperson and Vice Chairperson.

The Board may, but shall not be obligated to, appoint a Chairperson and a Vice Chairperson. Such individuals must be directors of the Corporation, and they shall automatically vacate the positions of Chairperson and Vice Chairperson concurrently with their resignation, removal or other termination from the Board. The Chairperson and Vice Chairperson shall perform such functions as are defined in these Bylaws or otherwise defined by the Board from time to time, but the Chairperson and Vice Chairperson shall not be deemed “officers” of the Corporation within the meaning of such term as used in these Bylaws solely by virtue of being Chairperson or Vice Chairperson, as applicable.

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Article IV - Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.13 (waiver of notice),

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

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4.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

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5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

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7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

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7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

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Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

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9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

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9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these Bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and Bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

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Article XI - Definitions

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Exhibit C-1

Form of First Certificate of Merger

[See Attached]

CERTIFICATE OF MERGER

FOR THE MERGER OF

HOMELAND MERGER SUB, INC.

WITH AND INTO

NTH CYCLE, INC.

[•], 2026

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

Nth Cycle, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Homeland Merger Sub, Inc., a Delaware corporation (the “Merged Company”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The Company’s name is Nth Cycle, Inc., and it is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Merged Company’s name is Homeland Merger Sub, Inc., and it is incorporated pursuant to the DGCL. The Company and Merged Company are the constituent corporations in the Merger.

SECOND:	A Business Combination Agreement, dated as of July 21, 2026 (the “Business Combination Agreement”), by and among Kensington Capital Acquisition Corp. VI, a Cayman Islands exempted company, the Merged Company, Homeland Merger Sub II, LLC, a Delaware limited liability company, the Company and (for the limited purposes set forth therein) Kensington Capital Sponsor VI LLC, a Delaware limited liability company, has been approved, adopted, executed and acknowledged by the Company and by the Merged Company in accordance with Sections 228 and 251(c) of the DGCL.

THIRD:	Pursuant to the terms of the Business Combination Agreement, the surviving corporation (the “Surviving Corporation”) shall be the Company, which shall continue its existence under the name of “Nth Cycle, Inc.”, and the separate corporate existence of the Merged Company will cease.

FOURTH:	Upon the Effective Time (as defined below), the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth on Exhibit A and shall continue as the certificate of incorporation of the Surviving Corporation until thereafter supplemented or amended in accordance with the terms thereof and the provisions of the DGCL.

FIFTH:	The Surviving Corporation shall be a corporation formed and existing under the laws of the State of Delaware.

SIXTH:	The executed Business Combination Agreement is on file at the principal place of business of the Surviving Corporation at 15 Blue Sky Drive, Burlington, MA 01803.

SEVENTH:	A copy of the executed Business Combination Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

EIGHTH:	The Merger shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

[Signature page follows]

IN WITNESS WHEREOF, Nth Cycle, Inc. has caused this Certificate of Merger to be executed in its corporate name by its duly authorized officer as of the date first written above.

NTH CYCLE, INC.

By:
Name:
Title:

Exhibit A

Amended and Restated Certificate of Incorporation

of

the Surviving Corporation.

[See attached]

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NTH CYCLE, INC.

FIRST: The name of the corporation is Nth Cycle, Inc. (hereinafter, the “corporation”).

SECOND: The address of the corporation’s registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of common stock, par value $0.0001 per share.

FIFTH: The board of directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the corporation. Election of directors need not be by written ballot unless and to the extent provided in the bylaws of the corporation.

SIXTH: No director of the corporation shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or any stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither the amendment nor repeal of this Article SIXTH, nor the adoption of any provision of this certificate of incorporation or the bylaws of the corporation or of any statute inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: The corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law either now in existence or hereafter in effect. Without limiting the generality of the foregoing, the bylaws of the corporation may provide for indemnification and advancement of expenses to the corporation’s officers, directors, employees and agents on such terms and conditions as the board of directors or stockholders of the corporation may from time to time deem appropriate or advisable.

EIGHTH: Pursuant to subsection 17 of Section 122 of the Delaware General Corporation Law, the corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that is presented to any stockholder, non-management director or non-management officer of the corporation, and further confirms that such stockholder, director or officer will not be deemed to have breached the duties of such stockholder, director or officer with respect to corporate opportunities as a result of the actions of such person.

Exhibit C-2

Form of Second Certificate of Merger

[See Attached]

CERTIFICATE OF MERGER

FOR THE MERGER OF

NTH CYCLE, INC.

WITH AND INTO

HOMELAND MERGER SUB II, LLC

[•], 2026

Homeland Merger Sub II, LLC, a Delaware limited liability company (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Nth Cycle, Inc., a Delaware corporation (the “Merged Company”), with and into the Company, with the Company continuing as the surviving entity:

FIRST:	The Company’s name is Homeland Merger Sub II, LLC, and it is formed pursuant to the Delaware Limited Liability Company Act (the “DLLCA”). The Merged Company’s name is Nth Cycle, Inc., and it is incorporated pursuant to the Delaware General Corporation Law (the “DGCL”). The Company and the Merged Company are the constituent entities in the Merger.

SECOND:	A Business Combination Agreement, dated as of July 21, 2026 (the “Business Combination Agreement”), by and among Kensington Capital Acquisition Corp. VI, a Cayman Islands exempted company, Homeland Merger Sub, Inc., a Delaware corporation, the Company, the Merged Company and (for the limited purposes set forth therein) Kensington Capital Sponsor VI LLC, a Delaware limited liability company, has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 18-209 of the DLLCA and Section 264 of the DGCL, as applicable.

THIRD:	Pursuant to the terms of the Business Combination Agreement, the surviving company (the “Surviving Company”) shall be the Company, which shall continue its existence under the name of “Nth Cycle, LLC”, and the separate corporate existence of the Merged Company will cease.

FOURTH:	Upon the Effective Time (as defined below), the certificate of formation of the Company as in effect immediately prior to the Merger shall continue to be the certificate of formation of the Surviving Company until thereafter amended as provided therein and under the DLLCA.

FIFTH:	The executed Business Combination Agreement is on file at the principal place of business of the Surviving Company at 15 Blue Sky Drive, Burlington, MA 01803. A copy of the Business Combination Agreement shall be furnished by the Surviving Company, upon request and without cost, to any member or stockholder of the constituent entities.

SIXTH:	The Merger shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, Homeland Merger Sub II, LLC has caused this Certificate of Merger to be executed in its name as of the date first written above.

HOMELAND MERGER SUB II, LLC

By:
Name:
Title:

Exhibit D

Form of Surviving LLC Agreement

[See Attached]

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Nth Cycle, LLC

This Amended and Restated Limited Liability Company Agreement dated as of July [•], 2026 (this “Agreement”) is between Nth Cycle, LLC (f/k/a Homeland Merger Sub II, LLC), a Delaware limited liability company (the “Company”), and Nth Cycle Holdings, Inc., a Delaware corporation (the “Managing Member”), and amends that certain Limited Liability Company Agreement of the Company, dated as of July 17, 2026.

The Company was formed as a limited liability company pursuant to the Certificate of Formation of the Company (the “Certificate”) filed with the Secretary of State of the State of Delaware on July 17, 2026 in accordance with the provisions of the Delaware Limited Liability Company Act (Title 6 of the Delaware Code, Section 18-101, et seq., together with any successor statute, as amended from time to time, the “Act”).

The Managing Member desires to set forth herein its statements regarding the manner in which such limited liability company shall be governed and operated.

Accordingly, the parties agree as follows:

Article I

Organizational Matters

Section 1.1 Name. The name of the Company is “Nth Cycle, LLC”.

Section 1.2 Principal Place of Business. The principal place of business of the Company shall be [•], or such other place as the Managing Member may from time to time designate.

Section 1.3 Registered Office and Registered Agent. The name and office of the registered agent of the Company shall be the name and office of the initial registered agent of the Company reflected in the Certificate, or such other name or place as the Managing Member may from time to time designate. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

Section 1.4 Purpose. The purpose of the Company is to engage in any lawful business as the Managing Member may determine, and perform any activities incidental thereto.

Article II

Members and Capital Contributions

Section 2.1 Member. The name and address of the Managing Member is [•], of which the Company is a wholly-owned subsidiary. The Managing Member owns 100% of the limited liability company interest in the Company having all rights and obligations (economic and otherwise) to which a holder thereof may be entitled pursuant to this Agreement and the Act (“Membership Interest”), and there are no other members of the Company.

Section 2.2 Additional Members. One or more additional members may be admitted to the Company only with the express prior written consent of the Managing Member. Concurrently with the admission of any such additional members to the Company, the Managing Member shall amend this Agreement to make such changes as the Managing Member shall determine to reflect the fact that the Company shall have additional members. Each additional member shall execute and deliver a joinder or counterpart to this Agreement (as amended in accordance with the immediately preceding sentence), as necessary, appropriate or advisable.

Section 2.3 Member’s Capital Contributions. The Managing Member shall make capital contributions (in cash or in kind) at such times and in such amounts as determined by the Managing Member. The capital contributions of the Managing Member shall be reflected in the books and records of the Company.

Section 2.4 Certificates. Unless otherwise determined by the Managing Member, the Company shall not issue any certificates to evidence ownership of the Membership Interest (or any portion thereof).

Article III

Distributions, Allocations and Fiscal Matters

Section 3.1 Distributions. Except as prohibited by applicable law (including the Act), each distribution of cash or other assets of the Company shall be made to the Managing Member at such times and in such amounts as determined by the Managing Member in its sole discretion. Notwithstanding this Section 3.1, upon dissolution of the Company as provided in Section 5.1, all distributions occurring thereafter shall be made in accordance with Section 5.2.

Section 3.2 Tax Returns. The Company shall prepare and file, or shall cause to be prepared and filed, all tax returns required to be filed for the Company. All other tax and all accounting decisions and elections required or permitted to be made by the Company under applicable law shall be made by the Managing Member.

Section 3.3 Disregarded Entity. The Managing Member intends that the Company be characterized as a disregarded entity for United States federal income tax purposes.

Article IV

Management

Section 4.1 Management of the Company.

(a) The business and affairs of the Company shall be managed by the Managing Member. The Managing Member shall have complete authority, power and discretion to manage and control the business, affairs and assets of the Company, to make all decisions with respect thereto and to perform or undertake any and all other acts or activities necessary, appropriate or advisable for, or incidental to, the management or control of the business, affairs or assets of the Company, including delegating any of its authority to any Officer pursuant to and in accordance with Section 4.1(b), and to do any and all other acts and things necessary, appropriate or advisable to effectuate the purposes of this Agreement, in each case as determined by the Managing Member in its sole discretion. The Managing Member shall be deemed a “manager” within the meaning of the Act. Any action taken by the Managing Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement.

(b) The Managing Member may appoint such officers of the Company (each, an “Officer”), with such powers and duties, as the Managing Member may determine from time to time. Each officer shall serve at the pleasure of the Managing Member and shall, unless determined otherwise by the Managing Member, have such authority as an officer of a Delaware corporation with the same title would have.

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(c) The following persons shall serve as Officers with the title(s) indicated below until their successors are duly elected and qualified or until the earlier resignation or removal:

Name	Title(s)
[ • ]	[ • ]

Section 4.2 Bank Accounts. The Managing Member or any Officer may from time to time open bank accounts in the name of the Company.

Section 4.3 Expenses. The Managing Member shall be reimbursed for all direct out-of-pocket costs incurred in connection with the formation of the Company and all other reasonable expenses incurred for or on behalf of the Company.

Section 4.4 Limitation of Liability; No Liability for Company Obligations. To the fullest extent permitted by applicable law (including the Act), none of the Managing Member (in each of its capacities as a member and a manager of the Company), any officer, director, manager, shareholder, partner, member, affiliate, controlling Person, employee, agent or other representative of the Managing Member (or any affiliate of the foregoing), or any Officer, employee, agent or other representative of the Company (any such Person, a “Covered Person”) shall be liable in any way or have any duty (including any fiduciary duty) to the Company, the Managing Member, any other member, any Person that takes all or a portion of a Membership Interest by assignment, any Covered Person and any other Person who is bound by this Agreement or any other Person for any act or omission (a) taken or omitted (i) pursuant to this Agreement, (ii) in good faith reliance on the provisions of this Agreement, or advice of counsel or (iii) at the direction of the Managing Member or (b) that such Person believed in good faith was in the best interest of the Company. Except as otherwise required by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Managing Member (in each of its capacities as a member and a manager of the Company) nor any other Covered Person shall have any personal liability for any such debts obligations, or liabilities of the Company solely by reason of being a member of the Company, a Covered Person or participating in the management of the Company.

Section 4.5 Duties. This Agreement is not intended to, to the fullest extent permitted by applicable law (including the Act), and does not, create or impose any duty (including any fiduciary duty) on any Covered Person. The Company, the Managing Member (in each of its capacities as a member and a manager), any other member, each other person that takes all or a portion of a Membership Interest by assignment, each Covered Person and any other person who is bound by this Agreement hereby fully and unconditionally waives any and all duties (including fiduciary duties) that, absent such waiver, may be implied or created by applicable law (including the Act), and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are waived to the maximum extent permitted by applicable law (including the Act). The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Company and the Managing Member to replace such other duties and liabilities of such Covered Person. Without limiting the foregoing, whenever in this Agreement the Managing Member (in each of its capacities as a member and a manager of the Company) is permitted or required to make a decision or determination, the Managing Member shall be entitled to consider only such interests and factors as it desires or deemed appropriate (in its sole discretion), including its own interests or the interests of any other person, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any member or any other person.

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Section 4.6 Replacement of Fiduciary Duties. To the extent that any provision of this Agreement (a) replaces, restricts or eliminates the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other applicable law, be owed by the Managing Member, any other member, each other person that takes all or a portion of a Membership Interest by assignment, each Covered Person and any other person who is bound by this Agreement, or (b) constitutes a waiver or consent by the Company, the Managing Member (in each of its capacities as a member and a manager), any other member, each other person that takes all or a portion of a Membership Interest by assignment, each Covered Person and any other person who is bound by this Agreement with respect to a duty (including a fiduciary duty), such provision is hereby approved by the Company, the Managing Member, each other member, each other person that takes all or a portion of a Membership Interest by assignment, each Covered Person and any other person who is bound by this Agreement. It is acknowledged that such waiver is an integral part of this Agreement.

Section 4.7 Indemnification. To the fullest extent permitted by applicable law (including the Act), each Covered Person shall be indemnified, exculpated and held harmless by the Company from and against any and all losses, damages, judgments, liabilities, obligations, fines, penalties, deficiencies, settlements and reasonable costs and expenses (including attorneys’ fees) (“Losses”) arising from any and all litigations, claims, demands, actions, suits, challenges, inquiries, arbitrations, mediations or other proceedings, whether civil, criminal, administrative, investigative, arbitral or appellate, in law or at equity (each a “Claim”), in which such Covered Person may be involved, or threatened to be involved, as a party or otherwise, as a result of any act or omission in connection with the Company’s business (in furtherance of its interest in the Company, any transaction, any investment or otherwise arising out of or in connection with the affairs of the Company), regardless of whether such Covered Person is or continues to be a member, manager, Officer, employee or agent of the Company at the time that such Losses are paid or incurred, unless the act or omission giving rise to the Company’s indemnification obligation hereunder was taken or omitted fraudulently or constituted gross negligence or willful misconduct; provided, however, that any indemnification under this Section 4.7 shall be provided out of and to the extent of the Company assets only and shall not result in any liability of the Managing Member in excess of its total capital contributions, nor result in any liability of the Managing Member to any third party. Notwithstanding anything in this Article IV to the contrary, the Company shall have no indemnification obligation to any Covered Person with respect to any Claim initiated or brought voluntarily by such Covered Person and not by way of defense. A Covered Person may only be determined to be ineligible for indemnification if a determination is made by independent legal counsel appointed by the Managing Member that indemnification of such Covered Person would be a violation of law or inconsistent with the provisions of this Section 4.7.

Section 4.8 Expense Advancement. Except as limited by law or the provisions of this Article IV, expenses incurred by a Covered Person in defending any proceeding, including a proceeding by or in the right of the Company, shall be paid by the Company to the Covered Person as promptly as reasonably practicable in advance of final disposition of the proceeding. The Managing Member may in its sole discretion require that such Covered Person execute a written undertaking to repay the amount of any advance if the Covered Person is determined pursuant to this Article IV or adjudicated to be ineligible for indemnification. Any such undertaking by a Covered Person shall be an unlimited general obligation of the Covered Person, need not be secured and may be accepted without regard to the financial ability of the Covered Person to make repayment. No advance payment of expenses shall be made if it is determined pursuant to Section 4.7 on the basis of the circumstances known at the time (without further investigation) that the Covered Person is ineligible for indemnification.

Section 4.9 Successful Defense. Notwithstanding any contrary provisions of this Article IV, if a Covered Person has been wholly successful on the merits in the defense of any proceeding in which it was involved by reason of its position as a Covered Person or as a result of serving in such capacity (including termination of investigative or other proceedings without a finding of fault on the part of the Covered Person), the Covered Person shall be indemnified by the Company against all Expenses incurred

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by the Covered Person in connection therewith. For purposes of this Section 4.9, “Expenses” means all expenses, including attorneys’ fees and disbursements, actually and reasonably incurred in defense of a proceeding or in seeking indemnification under this Article IV, and except for proceedings by or in the right of the Company or alleging that a Covered Person received an improper personal benefit, any judgments, awards, fines, penalties and reasonable amounts paid in settlement of a proceeding.

Section 4.10 Priority. Each Covered Person may have certain rights to indemnification or advancement of expenses provided by or on behalf of the Managing Member or its affiliates (collectively, the “Member Indemnitors”). Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by applicable law:

(a) the Company shall be the indemnitor of first resort (i.e., the Company’s obligations to each Covered Person are primary and any obligation of any other person to provide indemnification or advancement of expenses for the same Losses incurred by each Covered Person are secondary); and

(b) the Company shall advance the full amount of expenses incurred by each Covered Person and shall be liable for the full amount of Losses to the extent legally permitted and as required by this Agreement, without regard to any rights each Covered Person may have against any other person.

Article V

Dissolution and Liquidation

Section 5.1 Dissolution. The Company shall be dissolved upon the first of the following events to occur:

(a) the determination of the Managing Member; or

(b) the entry of a judicial decree of dissolution of the Company pursuant to the Act.

Section 5.2 Liquidation.

(a) Upon a dissolution of the Company, the Managing Member shall take or cause to be taken a full account of the Company’s assets and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate or cause the liquidation of the Company’s assets and to terminate its business and affairs. The Company’s assets, or the proceeds from the liquidation thereof, shall be applied in cash or in kind in the following order:

(i) to creditors (including the Managing Member if the Managing Member is a creditor) (other than on account of their capital accounts) to the extent otherwise permitted by applicable law in satisfaction of all liabilities and obligations of the Company, including expenses of the liquidation;

(ii) to the establishment of such reserves for contingent liabilities of the Company as are deemed necessary or desirable by the Managing Member; provided, however, that such reserves shall be held in escrow for the purpose of disbursing such reserves for the payment of such contingent liabilities and, at the expiration of such period as the Managing Member may reasonably deem advisable, for the purpose of distributing the remaining balance in accordance with subparagraph (iii) below; and

(iii) to the Managing Member.

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(b) Following the liquidation of the Company, the Managing Member shall within the time period specified by the Act file or cause the filing of articles of dissolution with the Secretary of State of the State of Delaware.

Article VI

Miscellaneous

Section 6.1 Governing Law. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Delaware that apply to contracts made and performed entirely within such State.

Section 6.2 Transfers Generally. The Managing Member may transfer (including by sale, encumbrance, assignment or other disposition) its Membership Interest (or any portion thereof) at any time. A transferee of such Membership Interest (or such portion thereof) shall be admitted to the Company as a member effective upon the later of (a) the due execution of a joinder or counterpart to this Agreement (as amended in accordance with Section 2.2) and (b) the transfer of such Membership Interest (or such portion thereof) to such transferee.

Section 6.3 Transfer of the Entire Membership Interest. Upon a transfer by the Managing Member of all (but not any portion) of its Membership Interest and following the admission of the transferee to the Company in accordance herewith, such transferring Managing Member shall cease to be the Managing Member, and the transferee shall become the Managing Member and have all rights and obligations of the Managing Member set forth herein.

Section 6.4 Amendments. Any amendment to this Agreement shall be made in a writing signed by the Managing Member.

Section 6.5 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be illegal, invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any illegal, invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision, as so amended and limited, legal, valid and enforceable.

Section 6.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

Section 6.7 Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof and shall not have any effect on the construction or interpretation of this Agreement.

Section 6.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements, relating thereto (written or oral) all of which are merged herein.

[The next page is the signature page]

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The parties have executed and delivered this Limited Liability Company Agreement as of the date first written above.

NTH CYCLE, LLC

By:
Name:
Title:

NTH CYCLE HOLDINGS, INC.

By:
Name:
Title:

Exhibit E

Form of A&R Registration Rights Agreement

[See Attached]

Exhibit F-1

Form of Sponsor Lock-Up Agreement

[See Attached]

Exhibit F-2

Form of Seller Lock-Up Agreement

[See Attached]